Exhibit 4.1

EXECUTION COPY

SENIOR NOTES INDENTURE

Dated as of March 17, 2015

Among

SURGICAL CARE AFFILIATES, INC.

the Guarantors listed herein

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

6.00% SENIOR NOTES DUE 2023

i

(continued)

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		Page

Section 12.09.	No Adverse Interpretation of Other Agreements	132

Section 12.10.	Successors	132

Section 12.11.	Severability	132

Section 12.12.	Counterpart Originals	132

Section 12.13.	Table of Contents, Headings, etc	132

Section 12.14.	Notice Related to Certain Tax Laws	132

EXHIBITS
Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors

v

SENIOR NOTES INDENTURE, dated as of March 17, 2015, among Surgical Care Affiliates, Inc., a Delaware corporation, the Guarantors listed on the signature pages hereto and The Bank of New York Mellon Trust Company, N.A., a national banking association, as Trustee.

W I T N E S S E T H

WHEREAS, the Issuer (as defined herein) has duly authorized the creation of an issue of $250,000,000 aggregate principal amount of the Issuer’s 6.00% senior notes due April 1, 2023 (the “Initial Notes”);

WHEREAS, each of the Issuer and the Guarantors has duly authorized the execution and delivery of this Indenture (as defined herein) and done all things necessary to make this Indenture a valid and legally binding document;

NOW, THEREFORE, the Issuer, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein).

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of Notes initially sold in reliance on Rule 144A.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means additional Notes (other than the Initial Notes) issued from time to time subsequent to the Issue Date under this Indenture.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at April 1, 2018 (such redemption price being set forth in the table set forth in Section 3.07(c) hereof), plus (ii) all required remaining scheduled interest payments due on such Note through April 1, 2018 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including by way of a Sale and Lease-Back Transaction), of property or assets of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 4.09 hereof), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of (i) Cash Equivalents or Investment Grade Securities or (ii) obsolete, damaged or worn out property or assets in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used or useful in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described under Section 5.01 hereof or any disposition that constitutes a Change of Control pursuant to this Indenture;

(c) the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.07 hereof or any Permitted Investment;

(d) any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than the greater of (i) $25.0 million and (ii) 2.0% of Total Assets; provided that for purposes of determining whether or not resyndications constitute a series of related transactions, only sales of Equity Interests in a single Restricted Subsidiary consummated over a period of 180 days will be considered to be a series of related transactions;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) (i) the lease, assignment or sub-lease, license or sublicense of any real or personal property in the ordinary course of business and (ii) the exercise of termination rights with respect to any lease, sub-lease, license or sublicense or other agreement;

(h) any issuance, disposition or sale of Equity Interests in, or Indebtedness, assets or other securities of, an Unrestricted Subsidiary;

(i) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(j) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Indenture;

(k) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(l) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business;

(m) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(n) the unwinding of any Hedging Obligations;

(o) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(p) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuer is not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(q) the sale of Capital Stock in a Qualified Restricted Subsidiary to a Strategic Investor in connection with the syndication or resyndication of such Capital Stock within one year of the commencement of syndication or the purchase thereof from another Strategic Investor;

(r) foreclosures, condemnation, expropriation or any similar action with respect to assets or the granting of Liens not prohibited by this Indenture;

(s) the issuance of directors’ qualifying shares and shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required by applicable law; and

(t) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary to a Qualified Holding Company or its Subsidiaries, in exchange for Equity Interests of a Qualified Holding Company.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means any Subsidiary of the Issuer that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) Canadian Dollars, Yen, Pounds Sterling or Euros; or

  (b) in the case of any Foreign Subsidiary or any jurisdiction in which the Issuer or its Restricted Subsidiaries conducts business, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(3) securities and other readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 36 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of three years or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above and clauses (7) and (8) below entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuer) and in each case maturing within 36 months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition;

(7) marketable short-term money market and similar liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuer);

(8) readily marketable direct obligations issued by (i) any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof or (ii) any foreign government or any political subdivision or public instrumentality thereof; provided, that each such readily marketable direct obligation shall have an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuer) with maturities of 36 months or less from the date of acquisition;

(9) Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuer); and

(10) investment funds investing 90.0% of their assets in securities of the types described in clauses (1) through (9) above.

In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (1) through (7) and clauses (8)(i) and (9) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (10) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clause (1) or (2) above as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing or credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than the Sponsor; or

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Sponsor, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50.0% or more of the total voting power of the Voting Stock of the Issuer.

“Clearstream” means Clearstream Banking, Société Anonyme.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses and amortization of Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (q) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with any acquisition (or purchase of assets), (r) penalties and interest relating to taxes, (s) any amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses, (t) any amortization or expensing of bridge, commitment and other financing fees and any other fees related to the Refinancing Transactions or any acquisitions (or purchases of assets) after the Issue Date, (u) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility, (v) any accretion of accrued interest on discounted liabilities (other than Indebtedness except to the extent arising from the application of purchase accounting)), (w) any prepayment premium or penalty, (x) annual agency fees paid to the administrative agents and collateral agents under any Credit Facilities, (y) costs associated with obtaining Hedging Obligations and breakage costs in respect of Hedging Obligations related to interest rates, and (z) any “additional interest” or “liquidated damages” with respect to other securities; plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period (whether effected through a cumulative effect adjustment or a retroactive application) shall be excluded;

(2) any net after-tax effect of gains or losses on disposal, abandonment (including asset retirement costs) or discontinuance of disposed, abandoned or discontinued operations, as applicable, shall be excluded;

(3) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions (including the sale or other disposition of any Equity Interests of any Person) other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded;

(4) the Net Income for such period of any Person that is an Unrestricted Subsidiary shall be excluded, and the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that the Consolidated Net Income of a Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Person or a Restricted Subsidiary (including dividends, distributions and other payments by a Qualified Holding Company) thereof in respect of such period;

(5) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(A) of Section 4.07(a) hereof, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions that have been waived or otherwise released), provided that Consolidated Net Income of a Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash), or the amount that could have been paid in cash without violating any such restriction or requiring any such approval, to the Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(6) any after-tax effect of income (loss) from the early extinguishment of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;

(7) any impairment charge or asset write-off or write-down, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP (including amortizations relating to equity method investments) shall be excluded;

(8) any equity-based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation rights, stock options, restricted stock, restricted stock units or other similar rights, including any equity-based compensation (whether or not granted under equity incentive programs and plans), and any cash charges associated with the rollover, acceleration, or payout of Equity Interests by employees, directors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of a Person, shall be excluded;

(9) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the Notes and the syndication and incurrence of any Credit Facilities), issuance of Equity Interests, recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes and other securities and any Credit Facilities) and including, in each case, any such transaction whether consummated, on, after or prior to the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic No. 805, Business Combinations), shall be excluded;

(10) any expenses, charges or losses to the extent covered by insurance (including, without limitation, business interruption insurance) or indemnity and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (a) not denied by the applicable carrier in writing and (b) in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (with a deduction for any amount so added back to the extent not so reimbursed within such 365 day period), expenses with respect to liability or casualty events or business interruption shall be excluded; provided that any proceeds of such reimbursement when received shall be excluded to the extent the expense reimbursed was previously excluded pursuant to this clause (10);

(11) any noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic 505-50, Equity-Based Payments to Non-Employees, shall be excluded; and

(12) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging;

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (A) Hedging Obligations for currency exchange risk and (B) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items; and

(c) any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any permitted acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

Notwithstanding the foregoing, for the purpose of Section 4.07 hereof only (other than clause (3)(D) of Section 4.07(a) hereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(D) of Section 4.07(a) hereof.

“Consolidated Secured Debt Ratio” as of any date of determination means the ratio of (1) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries (excluding the aggregate amount of outstanding Indebtedness of each non-Wholly-Owned Subsidiary of the Issuer that shall be deemed allocated, on a pro rata basis, to the respective ownership interests of any Person other than the Issuer or a Subsidiary of the Issuer in such non-Wholly-Owned Subsidiary) that is secured by Liens as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which the event for which such calculation is being made shall occur, to (2) the Issuer’s EBITDA-NCI for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA-NCI as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Debt Ratio” as of any date of determination means the ratio of (1) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries (excluding the aggregate amount of outstanding Indebtedness of each non-Wholly-Owned Subsidiary of the Issuer that shall be deemed allocated, on a pro rata basis, to the respective ownership interests of any Person other than the Issuer or a Subsidiary of the Issuer in such non-Wholly-Owned Subsidiary) as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which the event for which such calculation is being made shall occur, to (2) the Issuer’s EBITDA-NCI for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA-NCI as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to (a) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any acquisition permitted under this Indenture) consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by bonds, notes, debentures, promissory notes and similar instruments (and excluding, for the avoidance of doubt, all undrawn letters of credit, all obligations relating to Qualified Securitization Facilities and all Hedging Obligations), minus (b) the aggregate amount of cash and Cash Equivalents included in the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of such date, provided that the aggregate amount of cash and Cash Equivalents of any Restricted Subsidiaries that are not Guarantors counted for purposes of this clause (b) may not exceed the aggregate principal amount at maturity of all outstanding Indebtedness or preferred stock of any such non-Guarantor Restricted Subsidiaries included in clause (a) above. For purpose of the definition of Consolidated Total Debt Ratio only, Consolidated Total Indebtedness shall also include the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.01 hereof or such other address as to which the Trustee may give notice to the Holders and the Issuer.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures or credit facilities or commercial paper facilities that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, supplemental or refinancing facility, arrangement or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuances is permitted under Section 4.09 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders.

“Custodian” means the Trustee, as custodian with respect to the Notes, each in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, any Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of, redemption or repurchase of, or collection or payment on, such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer (other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate on or promptly after the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of Section 4.07(a) hereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable, or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided that if such Capital Stock is issued to any plan for the benefit of future, current or former employees, directors, officers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or its Subsidiaries or by any such plan to such employees, directors, officers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s or consultant’s termination, death or disability; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or

Immediate Family Members) of the Issuer, any of its Subsidiaries, or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Issuer (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries.

“EBITDA-NCI” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by the following, in each case to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a) provision for taxes based on income or profits or capital, including, without limitation, federal, state, franchise, property and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clauses (1) through (12) of the definition of “Consolidated Net Income”; plus

(b) Fixed Charges of such Person for such period (including (x) net losses under Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and other deferred financing fees, and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(u) through (z) in the definition thereof); plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(d) the amount of any reductions in arriving at Consolidated Net Income resulting from the application of Accounting Standards Codification Topic No. 810, Consolidation; plus

(e) the amount of any restructuring charges or reserves, integration and facilities opening costs or other business optimization expenses (including cost and expenses relating to business optimization programs and new systems design and implementation costs), including any onetime costs incurred in connection with acquisitions after the Issue Date, project start-up costs and costs related to the closure and/or consolidation of facilities; plus

(f) any other non-cash charges, including any write offs or write downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Issuer may determine not to add back such non-cash charge in the current period and (B) to the extent the Issuer does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA-NCI to such extent, and excluding (i) amortization of a prepaid cash item that was paid in a prior period, (ii) any such non-cash charges in respect of items that were included in Consolidated Net Income in a prior period and (iii) any such non-cash charges that result from the write-down or write-off of inventory); plus

(g) the amount of earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments; plus

(h) the amount of “run-rate” cost savings, synergies and operating expense reductions projected by the Issuer in good faith to result from actions either taken or expected to be taken within 18 months after the end of such period (calculated on a pro forma basis as though such cost savings, synergies and operating expense reductions had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken or expected to be taken, provided that some portion of such benefit is expected to be realized within 18 months of taking such action); provided that (x) such cost savings are reasonably identifiable and factually supportable and (y) no cost savings shall be added pursuant to this clause (h) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (e) above with respect to such period (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”); plus

(i) the amount of loss on sale of receivables, Securitization Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(j) any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of Section 4.07(a) hereof; plus

(k) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA-NCI or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA-NCI pursuant to clause (2) below for any previous period and not added back; plus

(l) any net loss (i) from disposed, abandoned or discontinued operations or (ii) from operations expected to be disposed of, abandoned or discontinued within twelve months after the end of such period; plus

(m) extraordinary losses and unusual or non-recurring charges or expenses (including relating to any multi-year strategic initiatives), restructuring costs and reserves, duplicative running costs, relocation costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, facility consolidation and closing costs, severance costs and expenses, one-time compensation charges, costs relating to pre-opening and opening costs for facilities, signing, retention or completion bonuses, executive recruiting costs, costs incurred in connection with any strategic initiatives, transition costs, costs incurred in connection with non-ordinary course product and intellectual property development, costs incurred in connection with acquisitions (or purchases of assets) prior to or after the Issue Date (including integration costs), other business optimization expenses (including costs and expenses relating to business optimization programs, and new systems design, retention charges, system establishment costs and implementation costs and project start-up costs), accruals and reserves, operating expenses attributable to the implementation of cost-savings initiatives, consulting fees, and expenses attributable to severance, retention and relocation costs and curtailments and modifications to pension and post-retirement employee benefit plans; plus

(n) losses on asset sales (other than asset sales made in the ordinary course of business), disposals and abandonments;

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains that represent the reversal of an accrual or reserve for any anticipated cash charges in any prior period (other than any such accrual or reserve that has been added back to Consolidated Net Income in accordance with this definition); plus

(b) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase EBITDA-NCI in such prior period; plus

(c) any net income (i) from disposed, abandoned or discontinued operations or (ii) from operations expected to be disposed of, abandoned or discontinued within twelve months after the end of such period; plus

(d) extraordinary gains and unusual or non-recurring gains; plus

(e) gains on asset sales (other than asset sales made in the ordinary course of business), disposals and abandonments; plus

(f) the net tax benefit associated with any adjustments made pursuant to clauses (1) through (12) of the definition of “Consolidated Net Income.”

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s common stock registered on Form S-4 or Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“Euro” means the single currency of participating member states of the EMU.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer;

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on or promptly after the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, and which are excluded from the calculation set forth in clause (3) of Section 4.07(a) hereof.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA-NCI of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility for working capital purposes unless such Indebtedness has been permanently repaid and has not been replaced) or issues, repurchases or redeems

Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, (i) Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA-NCI resulting therefrom) had occurred on the first day of the four-quarter reference period, (ii) any Person that is a Restricted Subsidiary on the Fixed Charge Coverage Ratio Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter reference period and (iii) any Person that is not a Restricted Subsidiary on the Fixed Charge Coverage Ratio Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, net cost savings and net operating expense reductions resulting from such Investment, acquisition, merger or consolidation which is being given pro forma effect that have been or are reasonably expected to be realized and are set forth in an Officer’s Certificate). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. For purposes of this definition, any amount in a currency other than U.S. dollars will be converted into U.S. dollars pursuant to a methodology that is in accordance with GAAP.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect on the Issue Date; provided, however, that the Issuer shall be entitled to adopt and apply, at its sole election, changes in GAAP occurring after the Issue Date that are related to (i) lease accounting or (ii) principles of consolidation with respect to variable interest entities (provided that, in each case, any adoption and application of such changes after the Issue Date shall be irrevocable).

“Global Note Legend” means the legend set forth in Section 2.06(f)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01, 2.02, 2.06(b), 2.06(c) or 2.06(d) hereof.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture and the Notes.

“Guarantor” means each Subsidiary of the Issuer, if any, that Guarantees the Notes in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade account or an expense payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable; or

(d) representing the net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than obligations in respect of letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided that the amount of such Indebtedness that is not recourse to the Issuer or any Restricted Subsidiary except with respect to such specific asset will be the lesser of (i) the fair market value of such asset at such date of determination, and (ii) the amount of such Indebtedness of such other Person;

provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, (b) obligations under or in respect of Qualified Securitization Facilities, (c) reimbursement obligations under commercial letters of credit (provided that unreimbursed amounts under letters of credit shall be counted as Indebtedness three (3) Business Days after such amount is drawn), (d) current liabilities due to affiliates in connection with cash management arrangements in the ordinary course of business, or (e) deferred or prepaid revenues; provided, further, that Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic No. 815, Derivatives and Hedging, and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indenture” means this Senior Notes Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged and that is independent of the Issuer and its Affiliates.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” as defined in the recitals hereto.

“Initial Purchasers” means Goldman, Sachs & Co., J.P. Morgan Securities LLC, Citigroup Global Markets Inc., SunTrust Robinson Humphrey, Inc., Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, BMO Capital Markets Corp. and TPG Capital BD, LLC.

“Interest Payment Date” means April 1 and October 1 of each year to stated maturity.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency selected by the Issuer.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or debt instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions or other extensions of credit (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, managers and consultants in each case made in the ordinary course of business), purchases or other acquisitions, in each case, for consideration of Indebtedness, Equity Interests or other securities issued by any other Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07 hereof:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

Except as otherwise provided for herein, the amount of an Investment shall be the original cost at the time the Investment is made reduced by any dividend, distribution, interest payment, return on capital, return of capital, repayment or other amount received in cash by the Issuer or a Restricted Subsidiary, upon sale or otherwise, in respect of such Investment.

“Issue Date” means March 17, 2015.

“Issuer” means Surgical Care Affiliates, Inc. and its successors.

“Issuer’s Order” means a written request or order signed on behalf of the Issuer by an Officer of each of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, and delivered to the Trustee.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or at the place of payment.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Agreements “ means the management, service or similar agreements pursuant to which the Issuer, or any of its Qualified Restricted Subsidiaries manages the assets and businesses of any of its Restricted Subsidiaries.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate Cash Equivalent proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of Section 4.10(b) hereof) to be paid as a result of such transaction, any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, any dividends, distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale and, in the event that a Restricted Subsidiary consummates an Asset Sale and makes a pro rata payment of dividends to all of its stockholders from any cash proceeds of such Asset Sale, the amount of dividends paid to any stockholder other than the Issuer or any other Restricted Subsidiary, provided that any net proceeds of an Asset Sale by a non-guarantor Subsidiary that are subject to legal or contractual restrictions on repatriation to the Issuer will not be considered Net Proceeds for so long as such proceeds are subject to such restrictions; provided, however, that any such contractual restrictions on repatriation were not entered into in contemplation of such Asset Sale.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Initial Notes and any Additional Notes.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the confidential Offering Memorandum, dated March 11, 2015, relating to the sale of the Initial Notes.

“Officer” means the Chairman of the board of directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person that meets the requirements set forth in this Indenture and provided to the Trustee.

“Operating Facility EBITDA” means, for any period, EBITDA-NCI of the Issuer and the Restricted Subsidiaries, plus (1) income attributable to non-controlling interests for such period, plus (2) corporate level general and administrative expenses for such period, minus (3) equity in income of non-consolidated Affiliates for such period, in each case on a consolidated basis in accordance with GAAP.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any Cash Equivalents received must be applied in accordance with Section 4.10 hereof.

“Permitted Investments” means:

(1) any Investment by the Issuer in any Qualified Restricted Subsidiary or by any Restricted Subsidiary in the Issuer or any Qualified Restricted Subsidiary, and any Investment by any Restricted Subsidiary that is not a Qualified Restricted Subsidiary in any Restricted Subsidiary that is not a Qualified Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person (directly or through entities that will be Restricted Subsidiaries) that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described under Section 4.10 hereof or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any Investment or binding commitment existing on the Issue Date; provided, that the amount of any such Investment or binding commitment may be increased (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Indenture;

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment, accounts receivable or indorsements for collection or deposit held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer);

(b) in satisfaction of judgments against other Persons;

(c) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(d) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Hedging Obligations permitted under clause (10) of Section 4.09(b) hereof;

(8) any Investments, provided that, after giving pro forma effect thereto, the Consolidated Secured Debt Ratio for the Test Period immediately preceding such Investment would be no greater than 3.50 to 1.00;

(9) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Issuer; provided, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of Section 4.07(a) hereof;

(10) guarantees of Indebtedness permitted under Section 4.09 hereof;

(11) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.11(b) hereof (except transactions described in clauses (2), (4), (8) and (14) of Section 4.11(b) hereof);

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material, services or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13) Investments, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed the greater of (a) $75.0 million and (b) 5.0 % of Total Assets; provided, however, that if any Investment pursuant to this clause (13) is made in any Person that is not a Qualified Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Qualified Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (13) for so long as such Person continues to be a Qualified Restricted Subsidiary (it being understood that if such Person thereafter ceases to be a Qualified Restricted Subsidiary of the Issuer, such Investment will again be deemed to have been made pursuant to this clause (13));

(14) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Issuer, are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(15) loans and advances to, or guarantees of Indebtedness of, officers, directors, employees or consultants not in excess of $10.0 million outstanding at any one time, in the aggregate;

(16) loans and advances to employees, directors, officers, managers and consultants (and their respective Controlled Investment Affiliates or Immediate Family Members) for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Issuer;

(17) advances, loans or extensions of trade credit in the ordinary course of business by the Issuer or any of its Restricted Subsidiaries;

(18) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(19) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(20) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(21) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(22) Investments made (a) in joint ventures (regardless of the legal form) or Unrestricted Subsidiaries or (b) by the Issuer or any Restricted Subsidiary in any Restricted Subsidiary that is not a Qualified Restricted Subsidiary in an aggregate amount, taken together with all other Investments made pursuant to this clause (22), that are at that time outstanding, not to exceed the greater of (i) $175.0 million and (ii) 10.0% of Total Assets; provided, however, that if any Investment pursuant to this clause (22) is made in any Person that is not a Qualified Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Qualified Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (22) for so long as such Person continues to be a Qualified Restricted Subsidiary (it being understood that if such Person thereafter ceases to be a Qualified Restricted Subsidiary of the Issuer, such Investment will again be deemed to have been made pursuant to this clause (22));

(23) repurchases of the Notes;

(24) payments to any Captive Insurance Subsidiary in an amount equal to (a) the capital required under the applicable laws or regulations of the jurisdiction in which such Captive Insurance Subsidiary is formed or determined by independent actuaries as prudent and necessary capital to operate such Captive Insurance Subsidiary plus (b) any reasonable general corporate and overhead expenses of such Captive Insurance Subsidiary;

(25) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(26) Qualified Minority Investments in an aggregate amount at any time outstanding not to exceed $400.0 million; provided that, with respect to each Qualified Minority Investment:

(A) the Issuer or Restricted Subsidiary shall purchase not less than 40% of the Equity Interests of the Qualified Holding Company;

(B) the board of directors (or similar governing body) of the Qualified Holding Company to be so purchased or acquired shall not have indicated publicly its opposition to the consummation of such purchase or acquisition (which opposition has not been publicly withdrawn);

(C) (i) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (ii) immediately after giving effect to such purchase or other acquisition, the Consolidated Total Debt Ratio for the Test Period immediately preceding such purchase or other acquisition is less than or equal to 5.75 to 1.0 (calculated on a pro forma basis); and

(D) immediately after giving effect to such purchase or other acquisition, on a pro forma basis, the consolidated Indebtedness of the Qualified Holding Company as of its most recently prepared quarterly balance sheet (net of (i) cash and Cash Equivalents and (ii) any Indebtedness consisting of letters of credit, except to the extent of unreimbursed amounts thereunder, or of obligations under any swap contracts) shall not exceed the EBITDA-NCI of the Qualified Holding Company for the four quarters ended on the date of such quarterly balance sheet; and

(27) Investment in Foreign Subsidiaries in an aggregate amount at any time outstanding not to exceed the greater of (x) $150,000,000 and (y) 10% of Total Assets.

At any time and from time to time, the Issuer may treat any Investment undertaken pursuant to any clause within this definition of “Permitted Investment” as reclassified under a different clause.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance, health, disability or employee benefits, other social security benefits or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialsmen’s, repairmen’s, construction and mechanics’ Liens, (i) for sums not yet overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or (ii) being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds, instruments or obligations or with respect to regulatory requirements or letters of credit or bankers acceptance issued, and completion guarantees provided for, in each ease, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice or industry practice;

(5) minor survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, telegraph and telephone and cable television lines and other similar purposes, or zoning, building code or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person and exceptions on title policies insuring liens granted on Mortgaged Properties (as defined in the Senior Credit Facilities);

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4), (12), (13) or (26) of Section 4.09(b) hereof; provided that (a) Liens securing Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (13) relate only to Refinancing Indebtedness that is secured by Liens on the same assets as the assets securing the Refinanced Debt (as defined in the definition of Refinancing Indebtedness), plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property, and that serves to refund or refinance Indebtedness, Disqualified Stock or Preferred Stock incurred under (4), (12), (13) or (26) of Section 4.09(b) hereof, (b) Liens securing Indebtedness, Disqualified Stock or Preferred Stock to be incurred pursuant to clause (4) of Section 4.09(b) hereof extend only to the assets so financed, purchased, constructed or improved and (c) Liens securing Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (26) of Section 4.09(b) hereof extend only to the assets of the Foreign Subsidiary incurring such Indebtedness, Disqualified Stock or Preferred Stock;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by the Issuer or any of its Restricted Subsidiaries (except for improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property);

(9) Liens on property or other assets at the time the Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that such Liens may not extend to any other property or other assets owned by the Issuer or any of its Restricted Subsidiaries (except for improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property);

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.09 hereof;

(11) Liens securing (x) Hedging Obligations and (y) obligations in respect of Cash Management Services;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses (or other agreement under which the Issuer or any Restricted Subsidiary has granted rights to end users to access and use the Issuer’s or any Restricted Subsidiary’s products, technologies or services) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(17) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided that (a) such new Lien shall be limited to all or part of the same property (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property) that secured the original Lien (plus improvements and accessions on such property) and proceeds thereof, and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under this Indenture, and (ii) an amount necessary to pay any fees and expenses (including original issue discount, upfront fees or similar fees) and premiums (including tender premiums and accrued and unpaid interest) related to such refinancing, refunding, extension, renewal or replacement;

(18) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or self-insurance arrangements;

(19) other Liens securing obligations in an aggregate amount at any one time outstanding not to exceed the greater of (a) $50.0 million and (b) 5.0% of Total Assets, each as determined as of the date of such incurrence;

(20) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) of Section 6.01 hereof.

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(22) (a) Liens of a collection bank arising under Section 4-208 or Section 4-210 of the Uniform Commercial Code on items in the course of collection, (b) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (c) Liens in favor of banking institutions arising as a matter of law or under general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(23) Liens deemed to exist in connection with Investments in repurchase agreements permitted under this Indenture; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(24) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks and other deposit-taking financial institutions and not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(25) Liens securing obligations owed by the Issuer or any Restricted Subsidiary to any lender under the Credit Facilities or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(26) any encumbrance or restriction (including put and call arrangements and tag, drag, right of first refusal and similar rights) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(27) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(28) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(29) ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;

(30) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(31) Liens on Capital Stock or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(32) Liens on the assets of a non-guarantor Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary that is permitted by the terms of this Indenture to be incurred; and

(33) Liens provided for in this Indenture to secure the Issuer’s and the Guarantors’ obligations to pay the Trustee its fees, expenses and indemnitees under this Indenture.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Payment Restriction” means any consensual encumbrance or restriction (each, as used in this definition, a “restriction”) on the ability of any Restricted Subsidiary to (1) pay dividends or make any other distributions on its Equity Interests to the Issuer or a Restricted Subsidiary or to make any payment with respect to any Indebtedness owed by it to the Issuer or a Restricted Subsidiary or (2) make any loans or advances to the Issuer or a Restricted Subsidiary, which restriction satisfies all of the following conditions: (a) such restriction becomes effective only upon the occurrence of (x) specified events under its charter or (y) a default by such Restricted Subsidiary in the payment of principal or interest, a bankruptcy default, a default on any financial covenant or any other material default, in each case with respect to Indebtedness that was incurred by such Restricted Subsidiary under Section 4.09 hereof and (b) such restriction would not materially impair the Issuer’s ability to make scheduled or required payments on the Notes, as determined (i) at the time of any proposed Investment by the Issuer or any other Restricted Subsidiary in such Restricted Subsidiary, (ii) at the time of any proposed purchase, redemption or other acquisition by the Issuer or any other Restricted Subsidiary from Strategic Investors of Equity Interests in such Restricted Subsidiary and (iii) at the time of any proposed incurrence of Indebtedness by such Restricted Subsidiary, in each case to the extent otherwise permitted under this Indenture, in good faith by the chief executive officer or chief financial officer of the Issuer (or, by the board of directors of the Issuer if the amount of any such transaction would be greater than $15.0 million) whose determination shall be conclusive.

“Permitted Qualified Company Payment Restriction” means any consensual encumbrance or restriction (each, as used in this sentence, a “restriction”) on the ability of any Qualified Holding Company or Qualified Enterprise to (1) pay dividends or make any other distributions on its Equity Interests to its equity owners or make any payments with respect to any Indebtedness owed by it to the Issuer or a Restricted Subsidiary or (2) make any loans or advances to the Issuer or a Restricted Subsidiary, which restriction satisfies all the following conditions: (a) such restriction becomes effective only upon the occurrence of (x) specified events under its charter or (y) a default by such Qualified Holding Company or Qualified Enterprise in the payment of principal or interest, a bankruptcy default, a default on any financial covenant or any other material default and (b) such restriction along with all other restrictions would not materially impair the Issuer’s ability to make any scheduled or required payments with respect to the Notes, as determined (A) at the time of any proposed Investment by the Issuer or any other Restricted Subsidiary in such Qualified Holding Company, (B) at the time of any proposed purchase, redemption or other acquisition by the Issuer or any other Restricted Subsidiary from Strategic Investors of Equity Interests in such Qualified Holding Company and (C) at the time of any proposed incurrence of Indebtedness by such Qualified Holding Company, in good faith by the chief executive officer or chief financial officer of the Issuer (or, by the board of directors of the Issuer if the amount of any such transaction would be greater than $15.0 million) whose determination shall be conclusive.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Enterprise” means a Person conducting only a Similar Business; provided, that at the time of any Qualified Minority Investment, the Person may hold exclusively cash or Cash Equivalents until such time as the Person conducts a Similar Business.

“Qualified Holding Company” means any Person (a) whose business consists of holding a majority of the equity interests in one or more Qualified Enterprises (provided, that at the time of any Qualified Minority Investment, such Person may hold exclusively cash or Cash Equivalents until such time as one or more Qualified Enterprises are acquired by such Person) and/or (b) whose business consists of holding Investments in one or more Qualified Enterprises that are consolidated by such Person under GAAP and, in each case, that satisfies all the following requirements: (i) except for Permitted Qualified Company Payment Restrictions, there are no restrictions (other than customary restrictions arising under any applicable state law) on the ability of such Qualified Holding Company or any such Qualified Enterprise to pay dividends or make distributions to the holders of its Equity Interests; (ii) except to the extent restricted pursuant to a Permitted Qualified Company Payment Restriction or a Permitted Payment Restriction, each of such Qualified Holding Company and Qualified Enterprise customarily declare and pay regular monthly, quarterly or semi-annual dividends or distributions to the holders of their Equity Interests in an amount equal to substantially all their respective available cash flow for such period, as determined in good faith by their respective boards of directors, subject to such ordinary and customary reserves and other amounts as, in the good faith judgment of such board of directors, may be necessary so that the business of such Persons may be properly and advantageously conducted at all times, and the Issuer expects each such Qualified Holding Company and Qualified Enterprise to continue to declare and pay such regular dividends or distributions in the manner set forth above; (iii) the Equity Interests of such Qualified Holding Company consists solely of (x) Equity Interests owned by the Issuer, Qualified Restricted Subsidiaries of the Issuer and/or Strategic Investors and (y) directors’ qualifying shares; and (iv) the Equity Interests of such Qualified Enterprise consists solely of (x) Equity Interests owned by such Qualified Holding Company and/or Strategic Investors and (y) directors’ qualifying shares.

“Qualified Minority Investment” means an investment in the Equity Interests of a Qualified Holding Company.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Restricted Subsidiary” means (1) any Restricted Subsidiary of the Issuer that satisfies all of the following requirements: (a) except for Permitted Payment Restrictions, there are no restrictions (other than any customary restrictions arising under any state law) on the ability of such Restricted Subsidiary to pay dividends or make distributions to the holders of its Equity Interests; (b) except to the extent restricted pursuant to a Permitted Payment Restriction, such Restricted Subsidiary customarily declares and pays regular monthly, quarterly or semi-annual dividends or distributions to the holders of its Equity Interests in an amount equal to substantially all of the available cash flow of such Restricted Subsidiary for such period, as determined in good faith by its board of directors, subject to such ordinary and customary reserves and other amounts as, in the good faith judgment of such board of directors, may be necessary so that the business of such Restricted Subsidiary may be properly and advantageously conducted at all times, and the Issuer intends to cause such Restricted Subsidiary to continue to declare and pay such regular dividends or distributions in the manner set forth above; and (c) the Equity Interests of such Restricted Subsidiary consist solely of (i) Equity Interests owned by the Issuer, Qualified Restricted Subsidiaries of the Issuer and/or Strategic Investors and (ii) directors’ qualifying shares and (2) any Guarantor.

“Qualified Securitization Facility” means any Securitization Facility that meets the following conditions: (a) the board of directors of the Issuer shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the applicable Restricted Subsidiary or Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Issuer) and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer).

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Record Date” for the interest payable on any applicable Interest Payment Date means the March 15 and September 15 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Refinancing Transactions” means the issuance of the Notes and borrowings under the Senior Credit Facilities, in each case on the Issue Date, and the application of the proceeds thereof as described under the caption “Use of Proceeds” in the Offering Memorandum.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of Notes initially sold in reliance on Regulation S.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person is or would become a Restricted Subsidiary.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means (a) the accounts receivable, royalty or other revenue streams and other rights to payment and other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof and (b) contract rights, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in a securitization financing.

“Securitization Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Credit Facilities” means the term and revolving credit facilities under the Credit Agreement to be entered into as of the Issue Date by and among the Issuer, the lenders party thereto in their capacities as lenders thereunder and JPMorgan Chase Bank, N.A., as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith.

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities and the Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all (x) Hedging Obligations (and guarantees thereof) and (y) obligations in respect of Cash Management Services (and guarantees thereof) owing to a lender under the Credit Facilities or any Affiliate of such lender (or any Person that was a lender or an Affiliate of such lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations and obligations in respect of Cash Management Services, as the case may be, are permitted to be incurred under the terms of this Indenture;

(3) any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuer or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (1) any business conducted or proposed to be conducted by the Issuer or any of its Restricted Subsidiaries on the Issue Date, (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries conduct or proposed to conduct on the Issue Date, and (3) any business in the healthcare industry.

“Sponsor” means TPG Capital and, if applicable, each of its Affiliates and funds or partnerships managed by it or its Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Strategic Investors” means (1) physicians, hospitals, health systems, other healthcare providers, other healthcare companies and other similar strategic joint venture partners which joint venture partners are or, in connection with a resyndication, will become actively involved in the provision of surgical care and surgery-related services and (2) consultants that receive Equity Interests in joint ventures that provide surgical care or surgery-related services as consideration for consulting services performed.

“Subordinated Indebtedness” means, with respect to the Notes,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) (1) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly or indirectly by such Person or (2) the accounts of which are consolidated with such Person’s in such Person’s consolidated financial statements in accordance with GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Issuer.

“Test Period” in effect at any time means the Issuer’s most recently ended four fiscal quarters for which internal financial statements are available (as determined in good faith by the Issuer).

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Issuer.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to April 1, 2018; provided that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).

“Trustee” means The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A attached hereto, that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) such designation complies with Section 4.07 hereof; and

(2) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(2) the Fixed Charge Coverage Ratio for the Issuer would be equal to or greater than such ratio for the Issuer immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required under applicable law) shall at the time be owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

SECTION 1.02. Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10
“Affiliate Transaction”	4.11
“Applicable Law”	12.14
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.17
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Fixed Charge Coverage Test”	4.07
“incur”	4.09
“incurrence”	4.09
“Legal Defeasance”	8.02
“Note Register”	2.03
“Offer Amount”	3.09
“Offer Period”	3.09
“Pari Passu Indebtedness”	4.10
“Paying Agent”	2.03
“Purchase Date”	3.09
“Redemption Date”	3.01
“Refinanced Debt”	4.09
“Refinancing Indebtedness”	4.09

Term	Defined in Section
“Refunding Capital Stock”	4.07
“Registrar”	2.03
“Restricted Payments”	4.07
“Reversion Date”	4.17
“Successor Company”	5.01
“Successor Person”	5.01
“Suspended Covenants”	4.17
“Suspension Date”	4.17
“Suspension Period”	4.17
“Treasury Capital Stock”	4.07

SECTION 1.03. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural, and in the plural include the singular;

(f) “will” shall be interpreted to express a command;

(g) provisions apply to successive events and transactions;

(h) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(i) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture; and

(j) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision.

SECTION 1.04. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments is delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.04.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(f) Without limiting the generality of the foregoing, a Holder, including DTC, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC may provide its proxy to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(g) The Issuer may fix a record date for the purpose of determining the identity of Holders entitled to (or, if applicable, for purposes of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to) make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

ARTICLE II

THE NOTES

SECTION 2.01. Form and Dating; Terms.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be issued initially in minimum denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer as provided in Section 4.10 hereof or a Change of Control Offer as provided in Section 4.14 hereof. The Notes shall not be redeemable, other than as provided in Article III hereof.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes; provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09 hereof. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

SECTION 2.02. Execution and Authentication. At least one Officer of the Issuer shall execute the Notes on behalf of the applicable Issuer by manual or facsimile signature.

If an Officer of the Issuer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuer’s Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall upon an Authentication Order authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued or increased hereunder.

In authenticating such Additional Notes, and accepting the additional responsibilities under this Indenture in relation to such Notes, the Trustee shall receive, and, subject to Section 7.01, shall be fully protected in relying upon:

(a) A copy of the resolution or resolutions of the board of directors in or pursuant to which the terms and form of the Notes were established, certified by the Secretary or an Assistant Secretary of the Issuer to have been duly adopted by the board of directors and to be in full force and effect as of the date of such certificate, and if the terms and form of such Notes are established by an Officer’s Certificate pursuant to general authorization of the board of directors, such Officer’s Certificate;

(b) an executed supplemental indenture, if any;

(c) an Officers’ Certificate delivered in accordance with Section 12.02; and

(d) an Opinion of Counsel which shall state:

(1) that the form of such Notes has been established by a supplemental indenture or by or pursuant to a resolution of the board of directors in accordance with Section 2.01 and in conformity with the provisions of this Indenture;

(2) that the terms of such Notes have been established in accordance with Section 2.01 and in conformity with the other provisions of this Indenture;

(3) that such Notes, when authenticated and delivered by the Trustee and issued by the Issuer in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and legally binding obligations of the Issuer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles; and

(4) that all conditions precedent in respect of the execution and delivery by the Issuer of such Notes have been complied with.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

SECTION 2.03. Registrar and Paying Agent. The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The registered Holder of a Note will be treated as the owner of the Note for all purposes. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agents. The Issuer initially appoints the Trustee as Paying Agent. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall, to the extent that it is capable, act as such. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes representing the Notes.

The Issuer initially appoints the Trustee to act as the Registrar for the Notes.

SECTION 2.04. Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

SECTION 2.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor thereto or a nominee of such successor thereto. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (A) the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, a successor Depositary is not appointed by the Issuer within 120 days, (B) the Issuer, at its option, notify the Trustee in writing that it elects to cause the issuance of Definitive Notes or (C) upon the request of a Holder if there shall have occurred and be continuing a Default or Event of Default with respect to the Notes. Upon the occurrence of any of the preceding events in (A) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (A), (B) or (C) above and pursuant to Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this subparagraph (iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this subparagraph (iv).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in subsection (A) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in subsection (A) of Section 2.06(a) hereof and if the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in subsection (A) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of this Section 2.06(d)(ii), the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

(C) and, in each case, if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE

HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.] BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO

TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT UNDER ERISA OR ANY SIMILAR LAW OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAW.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note representing Notes shall bear a legend in substantially the following form (with appropriate changes in the last sentence if DTC is not the Depositary):

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK)

(“DTC”) TO THE ISSUER OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 hereof).

(iii) The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection or (B) to register the transfer of or to exchange a Note between a Record Date with respect to such Note and the next succeeding Interest Payment Date with respect to such Note.

(iv) Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(v) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02 hereof, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and deliver, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.

SECTION 2.07. Replacement Notes. If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08. Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor) holds, on a Redemption Date or maturity date, money sufficient to pay Notes (or portions thereof) payable on that date, then on and after that date such Notes (or portions thereof) shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09. Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or a Guarantor or by any Affiliate of the Issuer or a Guarantor, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or a Guarantor or any Affiliate of the Issuer or a Guarantor.

SECTION 2.10. Temporary Notes. Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

SECTION 2.11. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes (subject to the record retention requirement of the Exchange Act). Certification of the cancellation of all surrendered Notes shall be delivered to the Issuer upon the written request of the Issuer. The Issuer may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12. Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed any such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuer of any such special record date. At least 15 days before any such special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall deliver or cause to be delivered, to each Holder, with a copy to the Trustee, a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13. CUSIP/ISIN Numbers. The Issuer in issuing the Notes may use CUSIP and ISIN numbers (in each case, if then generally in use) and, if so, the Trustee shall use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will as promptly as practicable notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

SECTION 2.14. Calculation of Principal Amount of Securities. The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.08 and Section 2.09 of this Indenture. Any such calculation made pursuant to this Section 2.14 shall be made by the Issuer and delivered to the Trustee pursuant to an Officer’s Certificate.

ARTICLE III

REDEMPTION

SECTION 3.01. Notices to Trustee. If the Issuer elects to redeem Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee, at least two Business Days before notice of redemption is required to be delivered to Holders pursuant to Section 3.03 hereof but not more than 60 days before the date of redemption (the “Redemption Date”), an Officer’s Certificate of the Issuer setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

SECTION 3.02. Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed by such method as the Trustee shall deem fair and appropriate, provided, that if the Notes are represented by one or more global notes, beneficial interests in such notes will be selected for redemption by DTC in accordance with its standard procedures therefor. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. No Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed.

The Trustee shall have no responsibility for calculating or determining the redemption price.

SECTION 3.03. Notice of Redemption. Subject to Section 3.09 hereof, the Issuer shall deliver electronically or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with Applicable Procedures, except that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with Article VIII or Article XI hereof.

The notice shall identify the Notes to be redeemed and shall state:

(a) the Redemption Date;

(b) the redemption price;

(c) if any Definitive Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder of the Notes upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h) the CUSIP and ISIN number, if any, printed on the Notes being redeemed and that no representation is made as to the correctness or accuracy of any such CUSIP and ISIN number that is listed in such notice or printed on the Notes; and

(i) any condition to such redemption.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered to the Trustee, at least two Business Days before notice of redemption is required to be delivered to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate of the Issuer requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

If any Notes are listed on an exchange, and the rules of such exchange so require, the Issuer will notify the exchange of any such redemption and, if applicable, of the principal amount of any Notes outstanding following any partial redemption of Notes.

Notice of any redemption, whether in connection with an Equity Offering or otherwise, may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, if in connection with an Equity Offering, completion of the Equity Offering.

SECTION 3.04. Effect of Notice of Redemption. Once notice of redemption is delivered in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price. The notice, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to deliver such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption.

SECTION 3.05. Deposit of Redemption Price.

(a) Prior to 11:00 a.m. (New York City time) on the Redemption Date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that Redemption Date. The Trustee or the Paying Agent shall promptly return to the Issuer, upon receipt of written instruction from the Issuer, any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

(b) If the Issuer complies with the provisions of the preceding paragraph (a), on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

SECTION 3.06. Notes Redeemed in Part. Upon surrender of a Definitive Note that is redeemed in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not redeemed; provided that each new Note will be in a principal amount of $2,000 and any integral multiple of $1,000 in excess of $2,000.

SECTION 3.07. Optional Redemption.

(a) At any time prior to April 1, 2018 the Issuer may redeem all or a part of the Notes, upon notice in accordance with Section 3.03 hereof, at a redemption price equal to 100.0% of the principal amount of the Notes being redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to, the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date.

(b) Until April 1, 2018 the Issuer may, at its option, redeem up to 35.0% of the aggregate principal amount of Notes issued under this Indenture at a redemption price equal to 106.0% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date, with the net cash proceeds received by the Issuer from one or more Equity Offerings; provided that (i) at least 50.0% of the sum of the aggregate principal amount of Notes originally issued under this Indenture on the Issue Date and any Additional Notes issued under this Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption and (ii) each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(c) On and after April 1, 2018 the Issuer may redeem the Notes, in whole or in part, upon notice in accordance with Section 3.03 hereof at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the twelve-month period beginning on April 1 of each of the years indicated below:

Year	Percentage
2018	104.500%
2019	103.000%
2020	101.500%
2021 and thereafter	100.000%

(d) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

The Notes shall not be redeemed, except in accordance with this Section 3.07.

SECTION 3.08. Mandatory Redemption. The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.09. Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10 hereof, the Issuer shall be required to commence an Asset Sale Offer, they shall follow the procedures specified below.

(b) The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, Pari Passu Indebtedness (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and Pari Passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) Upon the commencement of an Asset Sale Offer, the Issuer shall deliver electronically or send, by first-class mail, postage prepaid, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of such Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(v) that any Holder electing to have less than all of the aggregate principal amount of its Notes purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in an amount not less than $2,000;

(vi) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least two Business Days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receive, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii) that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Offer Amount, the Trustee shall select the Notes in accordance with the Applicable Procedures and the Issuer shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered (with such adjustments as shall be necessary so that only Notes in an amount not less than $2,000 are purchased); and

(ix) that Holders whose certificated Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(d) On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis as described in clause (c)(viii) of this Section 3.09, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate of the Issuer stating the aggregate principal amount of Notes or portions thereof so tendered.

(e) The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate of the Issuer is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased. Any Note not so accepted shall be promptly delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

(f) Prior to 11:00 a.m. (New York City time) on the purchase date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the purchase price of and accrued and unpaid interest on all Notes to be purchased on that purchase date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the purchase price of, and accrued and unpaid interest on, all Notes to be redeemed.

Other than as specifically provided in this Section 3.09 or Section 4.10 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof, and references therein to “redeem,” “redemption” and similar words shall be deemed to refer to “purchase,” “repurchase” and similar words, as applicable.

ARTICLE IV

COVENANTS

SECTION 4.01. Payment of Notes. The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Guarantor, or an Affiliate of the Issuer or a Guarantor, holds as of 11:00 a.m. New York City time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; the Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.02. Maintenance of Office or Agency. The Issuer shall maintain the offices or agencies (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) required under Section 2.03 hereof where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of their obligation to maintain such offices or agencies as required by Section 2.03 hereof for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof.

SECTION 4.03. Reports and Other Information.

(a) So long as any Notes are outstanding and the Issuer is subject to the reporting requirements of the SEC under Section 13 or 15(d) of the Exchange Act, the Issuer will furnish to the Trustee, within 30 days of the date that the Issuer is required to file such reports with the SEC, copies of the annual reports and quarterly reports and of the information, documents and other periodic or current reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulation prescribe) that the Issuer may be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (other than confidential filings, documents subject to confidential treatment and correspondence with the SEC); provided, however, that the Issuer may satisfy its obligation to furnish such information to the Trustee at any time by filing such information with the SEC. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Issuer will post the reports specified in the preceding sentence on its website within 15 days after the Issuer is required to file the same with the SEC.

(b) So long as any Notes are outstanding, in the event that the Issuer is not subject to the reporting requirements of the SEC under Section 13 or 15(d) of the Exchange Act, for so long as any Notes are outstanding, the Issuer will furnish, as provided in the next paragraph, the following information:

(1) within 90 days after the end of each fiscal year of the Issuer:

(a) audited year-end consolidated financial statements of the Issuer and its Subsidiaries (including balance sheets, statements of operations and statements of cash flows which would be required from an SEC registrant in an Annual Report on Form 10-K prepared in accordance with GAAP); and

(b) the information described in Item 101 (“Description of Business”), Item 102 (“Description of Property”), Item 103 (“Legal Proceedings”), Item 303 (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) and Item 404 (“Transactions with Related Persons, Promoters and Certain Persons”), in each case, of Regulation S-K under the Securities Act with respect to such period, to the extent such information would otherwise be required to be filed in an Annual Report on Form 10-K; and

(c) a presentation of EBITDA-NCI of the Issuer consistent with the presentation of Adjusted EBITDA-NCI appearing elsewhere in the Offering Memorandum and derived from such financial statements; and

(2) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Issuer:

(a) unaudited quarterly consolidated financial statements of the Issuer and its Subsidiaries (including balance sheets, statements of operations and statements of cash flows which would be required from a SEC registrant in a Quarterly Report on Form 10-Q and a SAS 100 review by the Issuer’s independent accountants) prepared in accordance with GAAP, subject to normal year-end adjustments;

(b) the information described in Item 103 (“Legal Proceedings”) and Item 303 (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”), in each case, of Regulation S-K under the Securities Act with respect to such period to the extent such information would otherwise be required to be filed in a Quarterly Report on Form 10-Q; and

(c) a presentation of EBITDA-NCI of the Issuer consistent with the presentation of Adjusted EBITDA-NCI appearing elsewhere in the Offering Memorandum and derived from such financial statements; and

(3) within five Business Days following the occurrence of any of the following events, a description in reasonable detail of such event: (a) any change in the executive officers or directors of the Issuer, (b) any incurrence of any material on-balance sheet or material off-balance sheet long-term debt obligation or capital lease obligation (each as defined in Item 303 of Regulation S-K under the Securities Act) of or relating to the Issuer or any of its Restricted Subsidiaries, (c) the acceleration of any Indebtedness of the Issuer or any of its Restricted Subsidiaries, (d) any issuance or sale by the Issuer of Equity Interests of the Issuer (excluding any issuance or sale pursuant to any stock option plan in the ordinary course of business), (e) the entry into of any agreement by the Issuer or any of its Subsidiaries relating to a transaction that has resulted or may result in a Change of Control, (f) any resignation or termination of the independent accountants of the Issuer or any engagement of any new independent accountants of the Issuer, (g) any determination by the Issuer or the receipt of advice or notice by the Issuer from its independent accountants, in either case, relating to non-reliance on previously issued financial statements, a related audit opinion or a completed interim review, (h) the completion by the Issuer or any of its Restricted Subsidiaries of the acquisition or disposition of a significant amount of assets, other than in the ordinary course of business, in each case to the extent such information would be required from an SEC registrant in a Form 8-K, (i) the bankruptcy of the Issuer, (j) amendments to the Certificate of Incorporation or the by-laws of the Issuer and (k) change in the fiscal year of the Issuer;

provided, however, that (w) such information and reports under this Section 4.03(b) shall not be required to contain separate financial statements for (i) any Guarantors that would be required under Section 3-10 of Regulation S-X promulgated by the SEC, (ii)(A) any Subsidiaries not consolidated by the Issuer or (B) any 50%-or-less-owned Persons accounted for by the Issuer or a Subsidiary by the equity method of accounting under GAAP, that, in either case, would be required under Section 3-09 of Regulation S-X promulgated by the SEC, (iii) any Subsidiaries the shares of which may be pledged that would be required under Section 3-16 of Regulation S-X promulgated by the SEC or (iv) any Subsidiaries or businesses acquired that would be required under Section 3-05 of Regulation S-X promulgated by the SEC, (x) such information and reports under this Section 4.03(b) shall not be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein, (y) such information and reports under this Section 4.03(b) shall not be required to contain any assessment by management of the Issuer’s disclosure controls and procedures or internal control over financial reporting or any audit or review of internal control over financial reporting, and (z) such information and reports under this Section 4.03(b) shall not be required to contain any certification required by any such form or the Sarbanes-Oxley Act of 2002.

In the event that this Section 4.03(b) is applicable, the Issuer will (1) distribute the information and reports described in clauses (1), (2) or (3) of this Section 4.03(b) electronically to the Trustee and (2) make such reports available to any Holder or beneficial owner of Notes, any prospective investor, any security analyst and any market maker affiliated with any Initial Purchaser by posting such reports on the Issuer’s website or on Intralinks or any comparable password-protected online data system.

Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations under this Section 4.03 for purposes of clause (3) under Section 6.01 hereof until 120 days after the date any report is due under this Section 4.03. To the extent that the Issuer fails to furnish any such information within the time periods specified under this Section 4.03 and such information is subsequently furnished prior to the time such failure results in an Event of Default, the Issuer will be deemed to have satisfied its obligations with respect thereto and any Default with respect thereto shall be deemed to have been cured.

(c) For as long as any Notes are outstanding and are not freely transferable under the Securities Act, the Issuer will furnish to the Holders and prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

SECTION 4.04. Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer and its Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuer and its Restricted Subsidiaries have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b) When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Issuer or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Issuer shall promptly (which shall be no more than ten Business Days after becoming aware of such Default) deliver to the Trustee by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such event and what action the Issuer proposes to take with respect thereto.

SECTION 4.05. Taxes. The Issuer shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.06. Stay, Extension and Usury Laws. The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture and the Notes; and the Issuer, and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07. Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger or consolidation, other than:

(A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer, including in connection with any merger or consolidation, in each case held by Persons other than the Issuer or a Restricted Subsidiary;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(A) Indebtedness permitted under clauses (7) and (8) of Section 4.09(b); or

(B) the payment, redemption, defeasance, purchase, repurchase, acquisition or retirement for value of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, defeasance, purchase, repurchase, acquisition or retirement; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof (the “Fixed Charge Coverage Test”); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(B), (8) and (12) of Section 4.07(b), but excluding all other Restricted Payments permitted by Section 4.07(b)), is less than the sum of (without duplication):

(A) (i) $25.0 million, plus (ii) 50.0% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period and including the predecessor) beginning on January 1, 2015 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

(B) 100.0% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 4.09(b) hereof) from the issue or sale of:

(i) Equity Interests of the Issuer, including Treasury Capital Stock, but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or any of the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b) hereof; and

(y) Designated Preferred Stock; or

(ii) debt securities of the Issuer that have been converted into or exchanged for such Equity Interests of the Issuer;

provided that this clause (B) shall not include the proceeds from (W) Refunding Capital Stock, (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(C) 100.0% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than (X) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 4.09(b), (Y) by a Restricted Subsidiary and (Z) any Excluded Contributions); plus

(D) 100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of, or returns on Investments from, Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries (other than by the Issuer or a Restricted Subsidiary) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but including such cash or fair market value to the extent exceeding the amount of such Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(E) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but, to the extent exceeding the amount of such Permitted Investment, including such excess amounts of cash or fair market value; provided, that, in the case of this clause (E), if the fair market value of any marketable securities or other property (other than cash) contributed or received, or such Investment, as applicable, to be included in this clause (E) shall exceed $35.0 million, such fair market value shall be determined by the board of directors of the Issuer whose resolution with respect thereto will be delivered to the Trustee.

(b) The foregoing provisions of Section 4.07(a) hereof will not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”), or Subordinated Indebtedness of the Issuer or any Restricted Subsidiary, in exchange for, or out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Restricted Subsidiaries) of Refunding Capital Stock, and (c) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividend thereon was permitted under clause (6) of this Section 4.07(b), the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the principal payment on, defeasance, redemption, repurchase, exchange or other acquisition or retirement of (i) Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor or Disqualified Stock of the Issuer or a Guarantor, (ii) Disqualified Stock of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock or Subordinated Indebtedness of the Issuer or a Guarantor, (iii) Disqualified Stock of Restricted Subsidiary that is not a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of a Restricted Subsidiary that is not a Guarantor that, in the case of (i), (ii) and (iii), is incurred or issued, as applicable, in compliance with Section 4.09 hereof so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired, exchanged or retired, defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, acquired or retired;

(C) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired; and

(D) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired; and

(iv) any Subordinated Indebtedness or Disqualified Stock which constitutes Acquired Indebtedness;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer held by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, including without limitation any deemed Restricted Payment in connection with a net exercise or settlement of any such Equity Interests; provided, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed $20.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years, subject to a maximum (without giving effect to the following proviso) of $25.0 million in any calendar year); provided, further, that such amount in any calendar year under this clause (4) may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer to any future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of Section 4.07(a) hereof; plus

(B) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Issuer or any of its Restricted Subsidiaries from any future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 4.09 hereof;

(6) (A) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or any of its Restricted Subsidiaries after the Issue Date; or

(B) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this Section 4.07(b);

provided, in the case of each of (A) and (B) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or any of its Restricted Subsidiaries and any repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options, warrants or similar rights or required withholding or similar taxes;

(8) the declaration and payment of dividends on Issuer’s common stock of up to 6.0% per annum of the net cash proceeds received by or contributed to the Issuer in or from any public offering of the Issuer’s common stock prior to, on, or after the Issue Date, other than public offerings with respect to the Issuer’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9) Restricted Payments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) (in the case of Restricted Investments, at the time outstanding) not to exceed the greater of (a) $65.0 million and (b) 4.0% of Total Assets at such time;

(11) distributions or payments of Securitization Fees;

(12) any repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the Section 4.10 and Section 4.14 hereof; provided that the Issuer shall have made a Change of Control Offer or Asset Sale Offer, as applicable, to purchase the Notes on the terms provided in this Indenture applicable to Change of Control Offers or Asset Sale Offers, respectively, and all Notes validly tendered by Holders in such Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(13) the distribution, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(14) the purchase, redemption or other acquisition from Strategic Investors of Equity Interests in any Qualified Restricted Subsidiary; and

(15) Restricted Payments, provided that, after giving pro forma effect thereto and the application of the net proceeds therefrom, the Consolidated Total Debt Ratio for the Test Period immediately preceding such Restricted Payment would be no greater than 3.50 to 1.00;

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (10), (13) and (15) of this Section 4.07(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time pursuant to this Section 4.07 or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture.

SECTION 4.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction (provided, that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction) on the ability of any such Restricted Subsidiary to:

(1) (A) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(B) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

(b) The restrictions in Section 4.08(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation and Hedging Obligations and the related documentation;

(2) this Indenture, the Notes and the guarantees thereof;

(3) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature discussed in clause (3) of Section 4.08(a) hereof on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by or merged or consolidated with and into the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Issuer or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(6) contracts for the sale of assets, including any restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 hereof and Section 4.12 hereof that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or arising in connection with any Permitted Liens;

(9) Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors permitted to be incurred pursuant to the provisions of Section 4.09 hereof;

(10) customary provisions in joint venture agreements and other similar agreements (including stockholder agreements, partnership agreements and limited liability company operating agreements) relating solely to such joint venture or entered into in the ordinary course of business;

(11) customary provisions contained in leases, licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(12) restrictions created in connection with any Qualified Securitization Facility that, in the good faith determination of the Issuer is necessary or advisable to effect such Qualified Securitization Facility;

(13) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(14) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 4.08(a) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(15) restrictions on the transfer of property or assets required by any Governmental Authority having jurisdiction over Issuer or any Restricted Subsidiary of the Issuer or any of their businesses;

(16) restrictions in Management Agreements that require the payment of management fees to the Issuer or one of its Restricted Subsidiaries prior to payment of dividends or distributions;

(17) Permitted Payment Restrictions or Permitted Qualified Company Payment Restrictions;

(18) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary;

(19) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(20) restrictions arising in connection with cash or other deposits permitted under Section 4.12 hereof;

(21) customary restrictions and conditions contained in the document relating to any Lien so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 4.08; and

(22) any other agreement or instrument entered into after the Issue Date that contains encumbrances and other restrictions that either (x) are no more restrictive in any material respect taken as a whole with respect to any Restricted Subsidiary than (i) the restrictions contained in this Indenture as of the Issue Date or (ii) those encumbrances and other restrictions that are in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date, (y) are not materially more disadvantageous, taken as a whole, to the Holders than is customary in comparable financings for similarly situated issuers or (z) will not otherwise materially impair the Issuer’s ability to make payments on the Notes when due, in each case in the good faith judgment of the Issuer.

SECTION 4.09. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”), with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that (x) the Issuer and the Guarantors may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and the Guarantors may issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio of the Issuer for the Issuer’s most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of net proceeds therefrom had occurred at the beginning of such four-quarter period and (y) Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness) or issue Disqualified Stock or Preferred Stock if all such Indebtedness incurred, and Disqualified Stock and Preferred Stock issued, in reliance upon this clause (y) does not exceed 1.50x Operating Facility EBITDA for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, determined on a pro forma basis (including a pro forma application of net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or the Preferred Stock had been issued, as the case may be, and the application of net proceeds therefrom had occurred at the beginning of such four-quarter period.

(b) The provisions of Section 4.09(a) hereof shall not apply to:

(1) the incurrence of Indebtedness pursuant to the Credit Facilities by the Issuer or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate amount not to exceed the sum of (y) $700.0 million and (z) the greater of (A) $150.0 million and (B) (i) for Indebtedness to be secured on a pari passu basis with Indebtedness outstanding under the Senior Credit Facilities, the amount of additional Indebtedness that can be incurred by the Issuer subject to compliance with a maximum Senior Secured Leverage Ratio (as defined in the credit agreement for the Senior Credit Facilities as of the date hereof) of 3.50:1.00, and (ii) for unsecured Indebtedness or Indebtedness to be secured on a junior lien basis with the Senior Credit Facilities, the amount of additional Indebtedness that can be incurred by the Issuer subject to compliance with a maximum Consolidated Total Debt Ratio of 4.00:1.00, determined, in the case of clauses (B)(i) and (B)(ii), on a pro forma basis (including a pro forma application of the net proceeds therefrom with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA-NCI as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”);

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes (other than Additional Notes) and the Guarantees;

(3) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2) of this Section 4.09(b));

(4) Indebtedness (including Capitalized Lease Obligations) and Disqualified Stock incurred or issued by the Issuer or any of its Restricted Subsidiaries, and Preferred Stock issued by any Restricted Subsidiaries, in each case, incurred or issued to finance the purchase, lease, replacement, improvement, cost of design, construction or installation of property (real or personal), plant, equipment or other assets that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred or issued and outstanding under this clause (4), at such time, not to exceed the greater of (a) $65.0 million and (b) 5.0% of Total Assets (in each case determined at the date of incurrence or issuance) at any time outstanding, so long as such Indebtedness, Disqualified Stock or Preferred Stock is incurred or issued at the date of such purchase, lease, replacement or improvement or within 270 days thereafter;

(5) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security legislation or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 Business Days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of the Issuer or any Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that if such Indebtedness is reflected on the balance sheet of the Issuer or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)), such Indebtedness is paid after becoming due and payable;

(7) Indebtedness of the Issuer to a Qualified Restricted Subsidiary; provided that any such Indebtedness so long as owing to a Qualified Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Qualified Restricted Subsidiary ceasing to be a Qualified Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Qualified Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (7);

(8) Indebtedness of a Qualified Restricted Subsidiary to the Issuer or another Qualified Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to, and so long as owing to, a Qualified Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Notes or the Guarantee of the Notes of such Guarantor, as applicable; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Qualified Restricted Subsidiary ceasing to be a Qualified Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Qualified Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (8);

(9) shares of Preferred Stock of a Qualified Restricted Subsidiary issued to the Issuer or another Qualified Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Qualified Restricted Subsidiary ceasing to be a Qualified Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Qualified Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock (to the extent such Preferred Stock is then outstanding) not permitted by this clause (9);

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred under this Indenture, exchange rate risk or commodity pricing risk;

(11) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Issuer or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with industry practice;

(12) (a) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Qualified Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(B) and (3)(C) of Section 4.07(a) hereof to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.07(b) or to make Permitted Investments (other than Permitted Investments specified in clause (1) or (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Qualified Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (12)(b) (together with any outstanding Refinancing Indebtedness in respect thereof), does not at any one time outstanding exceed the greater of (x) $75.0 million and (y) 6.0% of Total Assets (in each case, determined on the date of incurrence) (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued pursuant to this clause (12)(b) shall cease to be deemed incurred, issued or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of Section 4.09(a) hereof from and after the first date on which the Issuer or such Qualified Restricted Subsidiary could have incurred or issued such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this Section 4.09 without reliance on this clause (12)(b));

(13) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness, the issuance by the Issuer or any Restricted Subsidiary of Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness (including any revolving credit commitments) that was incurred or Disqualified Stock or Preferred Stock that was issued under Section 4.09(a) hereof and clauses (2), (3), (4), (12)(a) and (12)(b) of Section 4.09(b) hereof, this clause (13) and clauses (14) and (26) of this Section 4.09(b) or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock

incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness” and, the Indebtedness refinanced thereby, the “Refinanced Debt”) prior to its respective maturity; provided that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;

(B) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(C) shall not include:

(1) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Issuer;

(2) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(3) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and, provided, further, that subclause (A) of this clause (13) will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Obligations secured by Permitted Liens.

(14) (x) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of any Qualified Restricted Subsidiary incurred to finance an acquisition (or other purchase of assets) or that is assumed by the Issuer or any Qualified Restricted Subsidiary in connection with such acquisition or (y) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any Qualified Restricted Subsidiary or merged into or consolidated with the Issuer or any Qualified Restricted Subsidiary in accordance with the terms of this Indenture; provided that after giving pro forma effect to such acquisition, merger or consolidation (calculated either at the time of entering into the agreement providing for such acquisition, merger or consolidation or at the time of closing of such acquisition, merger or consolidation, at the Issuer’s election), either

(A) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(B) the Fixed Charge Coverage Ratio of the Issuer would be equal to or greater than immediately prior to such acquisition, merger or consolidation;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantee issued pursuant to any Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(17) (A) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture (provided that in the case of any such guarantee by the Issuer or a Guarantor of Indebtedness that is subordinated to the Notes or the Guarantee of such Guarantor, then the guarantee by the Issuer or such Guarantor shall be subordinated to the same extent as the Indebtedness being guaranteed), or (B) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided, that the guarantee is incurred in accordance, if applicable, with the Section 4.15 hereof;

(18) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, present or former employees, directors, officers, managers and consultants thereof, their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of the Issuer to the extent described in clause (4) of Section 4.09(b) hereof;

(19) to the extent constituting Indebtedness, customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(20) (a) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries and (b) Indebtedness in respect of Cash Management Services;

(21) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms;

(22) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

(23) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in the form of loans from a Captive Insurance Subsidiary or obligations in respect of self-insurance;

(24) Guarantees in respect of Indebtedness or other obligations of any Restricted Subsidiary that is permitted under this Indenture;

(25) Indebtedness of the Issuer or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business; and

(26) Indebtedness and Disqualified Stock incurred or issued by any Foreign Subsidiary, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness or Disqualified Stock incurred or issued and outstanding under this clause (26), at such time, not to exceed the greater of (a) $65.0 million and (b) 4.0% of Total Assets (in each case determined at the date of incurrence or issuance).

(c) For purposes of determining compliance with this Section 4.09:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) at any time, whether at the time of incurrence or issuance or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (26) of Section 4.09(b) hereof or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Issuer, in its sole discretion, will classify and may subsequently reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under Section 4.09(a) hereof as determined by the Issuer at such time; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date will, at all times, be treated as incurred on the Issue Date under clause (1) of Section 4.09(b) hereof and the Issuer shall not be permitted to reclassify all or any portion of such Indebtedness under the Senior Credit Facilities outstanding on the Issue Date; and

(2) at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.09(a) and Section 4.09(b) hereof, subject to clause (1) above.

Accrual of interest or dividends, accrual of premiums, fees and expenses, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class, accretion or amortization of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will, in each case, not be deemed to be an incurrence of Indebtedness, or an issuance of Disqualified Stock or Preferred Stock for purposes of this Section 4.09.

In the event that the Issuer or a Restricted Subsidiary intends to incur Indebtedness under a revolving credit commitment in compliance with a financial ratio or other financial test, the Issuer may elect to test compliance with such ratio or test on the date such revolving credit commitment is established after giving pro forma effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such revolving credit commitment may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with such ratio or test.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness or issuance of Disqualified Stock, the U.S. dollar-equivalent principal amount of Indebtedness or Disqualified Stock denominated in a foreign currency shall be calculated by the Issuer based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred or Disqualified Stock is issued to refinance other Indebtedness or Disqualified Stock, as applicable, denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness or Disqualified Stock does not exceed (i) the principal amount of such Indebtedness or Disqualified Stock, as applicable, being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred or Disqualified Stock issued to refinance other Indebtedness, if incurred in a different currency from the Indebtedness or Disqualified Stock, as applicable, being refinanced, shall be calculated by the Issuer based on the currency exchange rate applicable to the currencies in which such respective Indebtedness or Disqualified Stock is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP.

Notwithstanding anything to the contrary, the Issuer shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be. For the purposes of this Indenture, (i) Indebtedness that is unsecured shall not be deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured, (ii) Indebtedness shall not be deemed to be subordinated or junior to any other Indebtedness merely because it is issued or guaranteed by other obligors and (iii) secured Indebtedness shall not be deemed to be subordinated or junior to any other secured Indebtedness merely because it has a junior priority lien with respect to the same collateral.

SECTION 4.10. Asset Sales.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, consummate directly or indirectly an Asset Sale, unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75.0% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(A) any liabilities (as shown on Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that (i) are assumed by the transferee of any such assets or (ii) that are otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Issuer or its Restricted Subsidiaries) and, in each case, for which the Issuer and all of its Restricted Subsidiaries have been validly released by all applicable creditors in writing;

(B) any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of such Asset Sale;

(C) (i) any Designated Non-cash Consideration received by the Issuer or a Qualified Restricted Subsidiary in connection with the sale or contribution of assets by the Issuer or a Qualified Restricted Subsidiary to a joint venture with a Strategic Investor, provided, however, that (x) any such Designated Non-cash Consideration that is converted into Cash Equivalents shall be treated as Net Proceeds in the manner set forth below and (y) in the event such Designated Non-cash Consideration is other than in the form of Indebtedness, such Designated Non-cash Consideration shall be deemed to have been acquired and consequently reduce amounts available under one of clause (13), (22) or (26) of the definition of “Permitted Investments,” as determined by the Issuer, and (ii) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $65.0 million and (y) 4.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(D) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such asset disposition (other than intercompany debt owed to the Issuer or its Restricted Subsidiaries), to the extent that the Issuer and each other Restricted Subsidiary are released from any guarantee or other obligation of payment of the principal amount of such Indebtedness in connection with such Asset Sale, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

(b) Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(A) Obligations under the Senior Credit Facilities, and to correspondingly reduce commitments with respect thereto;

(B) Obligations under Secured Indebtedness of the Issuer or a Restricted Subsidiary (other than Indebtedness owed to the Issuer or a Restricted Subsidiary) that is secured by a Lien, which Lien is permitted by this Indenture, and to correspondingly reduce commitments with respect thereto;

(C) Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto), provided that the Issuer shall equally and ratably reduce Obligations under the Notes as provided under Section 3.07 hereof or through open- market purchases (to the extent such purchases are at or above 100.0% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth in Section 3.09 and Section 4.10(c) hereof) to all Holders to purchase their Notes at 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes to be repurchased, to the date of repurchase; or

(D) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary;

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock of a Restricted Subsidiary or Qualified Holding Company, or results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary or a Qualified Holding Company, (b) capital expenditures or (c) acquisitions of other assets, in the case of each of (a), (b) and (c), used or useful in a Similar Business; or

(3) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock of a Restricted Subsidiary or Qualified Holding Company, or results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary or a Qualified Holding Company, (b) acquisitions of properties or (c) acquisitions of other assets that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event that any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, then such Net Proceeds shall constitute Excess Proceeds.

(c) Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in Section 4.10(b) (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1)(C) of Section 4.10(b) hereof, will be deemed to have been so applied whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuer shall make an offer to all Holders of the Notes and, at the option of the Issuer or if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is in an amount equal to at least $2,000, or an integral multiple of $1,000 in excess thereof, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within fifteen Business Days after the date that Excess Proceeds exceed $50.0 million by mailing or electronically delivering the notice required pursuant to the terms of this Indenture, with a copy to the Trustee or otherwise in accordance with the Applicable Procedures. The Issuer may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days (or such longer period provided above) or with respect to Excess Proceeds of $50.0 million or less.

To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Indenture. If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described under Section 3.02 hereof and the Issuer shall select such Pari Passu Indebtedness to be purchased pursuant to the terms of such Pari Passu Indebtedness; provided that as between the Notes and any Pari Passu Indebtedness, such purchases will be made on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered with adjustments as necessary so that no Notes or Pari Passu Indebtedness will be repurchased in part in an unauthorized denomination. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion).

(d) Pending the final application of any Net Proceeds pursuant to this Section 4.10, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility, including under the Senior Credit Facilities, or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

(e) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in this Indenture by virtue thereof.

SECTION 4.11. Transactions with Affiliates. (a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $25.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a).

(b) The provisions of Section 4.11(a) will not apply to the following:

(1) transactions between or among the Issuer or any of its Restricted Subsidiaries, or an entity that becomes a Restricted Subsidiary as a result of such transaction, and any merger or consolidation of the Issuer; provided that such merger or consolidation of the Issuer is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(2) (A) Restricted Payments permitted by Section 4.07 hereof and (B) Investments constituting “Permitted Investments”;

(3) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, present, future or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or any of its Restricted Subsidiaries;

(4) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(5) the existence of, or the performance by the Issuer, any of its Restricted Subsidiaries of its obligations under the terms of, any agreement or arrangement as in effect as of the Issue Date, or any amendment thereto or replacement thereof (so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole as compared to the applicable agreement or arrangement as in effect on the Issue Date);

(6) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any subscription, purchase registration rights or stockholders agreement, partnership agreement or limited liability company agreement to which it is a party as of the Issue Date and any similar agreements or arrangements which it may enter into thereafter; provided that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or arrangement or under any similar agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (6) to the extent that the terms of any such amendment or new agreement or arrangement are not otherwise materially disadvantageous in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole (as compared to the original agreement or arrangement in effect on the Issue Date);

(7) the Refinancing Transactions and the payment of all fees and expenses related to the Refinancing Transactions, in each case as contemplated by the Offering Memorandum;

(8) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person or any contribution to the capital of the Issuer;

(10) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility or any related transaction effected in order to consummate a financing contemplated by a Qualified Securitization Facility;

(11) payments by the Issuer or any of its Restricted Subsidiaries made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith;

(12) payments and Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Issuer and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of Restricted Subsidiaries to any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement that are, in each case, approved by the Issuer in good faith; and any employment agreements, severance arrangements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Issuer in good faith;

(13) investments by the Sponsor in securities of the Issuer or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by the Sponsor in connection therewith) so long as (a) the investment is being offered generally to other investors on the same or more favorable terms and (b) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities;

(14) payments to or from, and transactions with, any joint venture, Unrestricted Subsidiary, Qualified Holding Company or Qualified Enterprise in the ordinary course of business or consistent with past practice or industry norms (including, without limitation, any cash management activities related thereto);

(15) payments by the Issuer and its Subsidiaries pursuant to tax sharing agreements among the Issuer and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such taxable year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(16) any lease or sublease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor or sublessor, which is approved by a majority of the disinterested members of the board of directors of the Issuer in good faith;

(17) intellectual property licenses in the ordinary course of business;

(18) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to stockholders of the Issuer pursuant to any stockholders agreement or any registration rights agreement entered into by the Issuer in connection therewith;

(19) payments by the Issuer or any of its Restricted Subsidiaries of reasonable insurance premiums to, and any borrowings or dividends received from, any Captive Insurance Subsidiary; and

(20) transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Issuer and its Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture.

SECTION 4.12. Liens. The Issuer shall not, and shall not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related Guarantee, on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to or restrict (A) Liens securing obligations in respect of the Notes and the related Guarantees, (B) Liens securing obligations in respect of Indebtedness incurred under any Credit Facilities that was permitted by the terms of this Indenture to be incurred pursuant to clause (1) of Section 4.09(b) hereof and securing obligations (other than obligations for borrowed money) that the Credit Facilities permit to be secured by the collateral securing the Credit Facilities) and (c) Liens securing obligations in respect of Indebtedness permitted to be incurred pursuant to Section 4.09 hereof; provided that with respect to Liens securing obligations in respect of Indebtedness permitted under this subclause (c), at the time of incurrence (or, in the case of Indebtedness under revolving credit commitments, on the date such commitments are established after giving pro forma effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this subclause) and after giving pro forma effect thereto and the application of the net proceeds therefrom, the Consolidated Secured Debt Ratio would be no greater than 3.50 to 1.00.

Any Lien created for the benefit of the Holders pursuant to this Section 4.12 shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) of this Section 4.12.

The expansion of Liens by virtue of accretion or amortization of original issue discount (excluding accretion or amortization that is expressly provided for in the agreement providing for the applicable Indebtedness that is a zero coupon or similar discount yield instrument) and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 4.12.

SECTION 4.13. Company Existence. Subject to Article V hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its company existence, and the corporate, partnership or other existence of each of its other Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such other Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Issuer and its Restricted Subsidiaries; provided that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of its Restricted Subsidiaries, if the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole.

SECTION 4.14. Offer to Repurchase Upon Change of Control. If a Change of Control occurs, unless the Issuer has previously or concurrently electronically delivered or mailed a redemption notice with respect to all the outstanding Notes as described under Section 3.07 hereof, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase, subject to the right of Holders of the Notes of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Change of Control Payment Date. Within 30 days following any such Change of Control, the Issuer will deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Note Register or otherwise in accordance with the Applicable Procedures with the following information:

(1) that a Change of Control has occurred or will occur (together with the identification of the transaction or transactions that constitute such Change of Control) and that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise delivered (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the paying agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(8) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) the other instructions, as determined by the Issuer, consistent with this Section 4.14, that a Holder must follow in order to have its Notes repurchased.

The notice, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (a) the notice is delivered in a manner herein provided and (b) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes by the Issuer pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue thereof.

(b) On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law,

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(c) The Issuer shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer

(d) Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06 hereof, and references therein to “redeem,” “redemption” and similar words shall be deemed to refer to “purchase,” “repurchase” and similar words, as applicable.

SECTION 4.15. Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. The Issuer will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities of the Issuer or any Guarantor), other than a Guarantor, a Foreign Subsidiary or a Securitization Subsidiary, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

(2) such Restricted Subsidiary waives, and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other applicable rights against Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that Section 4.15 hereof shall not be applicable to (i) any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (ii) guarantees of any Qualified Securitization Facility by any Securitization Subsidiary. The Issuer may elect, in its sole discretion, to cause any Restricted Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Restricted Subsidiary shall not be required to comply with the 30-day period described in clause (1) above.

SECTION 4.16. Distributions by Qualified Restricted Subsidiaries

Except to the extent restricted pursuant to any Permitted Payment Restrictions or Permitted Qualified Company Payment Restrictions, the Issuer shall, and shall cause each Restricted Subsidiary to, cause each Qualified Restricted Subsidiary (that is not a Guarantor) to declare and pay regular monthly, quarterly or semiannual dividends or distributions to the holders of its Capital Stock in an amount equal to substantially all of the available cash flow of such Restricted Subsidiary for such period as determined in good faith by the board of directors, board of governors or such other individuals performing similar functions, subject to such ordinary and customary reserves and other amounts as, in the good faith judgment of such individuals, may be necessary so that the business of such Restricted Subsidiary may be properly and advantageously conducted at all times.

If, at any time, any Restricted Subsidiary would fail to meet the requirements set forth in the definition of “Qualified Restricted Subsidiary,” it will thereafter cease to be a Qualified Restricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary that is not a Qualified Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Issuer will be in default of such covenant. The board of directors of the Issuer may at any time designate any Restricted Subsidiary not to be a Qualified Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by such Restricted Subsidiary of any outstanding Indebtedness of such Restricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, and (2) no Default or Event of Default would be in existence following such designation. In the event (a) a Restricted Subsidiary fails to meet the requirements to be a Qualified Restricted Subsidiary or (b) the board of directors of the Issuer designates a Qualified Restricted Subsidiary not to be a Restricted Subsidiary, then all Investments in such Subsidiary since the Issue Date shall be deemed to have been acquired and consequently reduce the amount available for Restricted Payments under Section 4.07 hereof or the amount available for Restricted Investments under one of clause (8), (13), (22) or (26) of the definition of “Permitted Investments,” as determined by the Issuer.

SECTION 4.17. Suspension of Covenants.

(a) During any period of time that (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”) then, Section 4.07 hereof, Section 4.08 hereof, Section 4.09 hereof, Section 4.10 hereof, Section 4.11 hereof, Section 4.15 hereof, Section 4.16 hereof and clause (4) of Section 5.01(a) hereof shall not be applicable to the Notes (collectively, the “Suspended Covenants”).

(b) During any Suspension Period, the Issuer may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

(c) In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this Section 4.17 as the “Suspension Period.” The Guarantees of the Guarantors will be suspended during the Suspension Period but will be reinstated on the Reversion Date. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset to zero.

(d) Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of its Restricted Subsidiaries during a Suspension Period will give rise to a Default or Event of Default under this Indenture with respect to the Notes; provided that (i) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments will be calculated as though Section 4.07 hereof had been in effect prior to, but not during, the Suspension Period; and (ii) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of Section 4.09(b) hereof; provided, that all Indebtedness outstanding on the Reversion Date under the Senior Credit Facilities shall be deemed incurred or issued pursuant to clause (1) of Section 4.09(b) hereof (up to the maximum amount of such Indebtedness that would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Indebtedness incurred prior to the Suspension

Period and outstanding on the Reversion Date); (iii) any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (5) of Section 4.11(b) hereof; (iv) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (1) through (3) of Section 4.08(a) that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (1) of Section 4.08(b) hereof; and (v) no Subsidiary of the Issuer shall be required to comply with Section 4.15 hereof after such reinstatement with respect to any guarantee entered into by such Subsidiary during any Suspension Period. On and after each Reversion Date, the Issuer and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period.

(e) The Issuer shall deliver promptly to the Trustee an Officer’s Certificate of the Issuer notifying it of any event set forth under this Section 4.17.

ARTICLE V

SUCCESSORS

SECTION 5.01. Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Issuer shall not consolidate or merge with or into or wind up into (whether or not Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes pursuant to supplemental indentures or other documents or instruments;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(A) the Successor Company or Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(B) the Fixed Charge Coverage Ratio for the Issuer would be equal to or greater than the Fixed Charge Coverage Ratio for the Issuer immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (2) of this Section 5.01(a) shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes; and

(6) the Successor Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction and such supplemental indentures, if any, comply with this Indenture.

(b) The Successor Company will succeed to, and be substituted for the Issuer under this Indenture, the Guarantees and the Notes, as applicable, and in such event the Issuer will automatically be released from its obligations thereunder (other than in connection with any consolidation, lease or merger). Notwithstanding clauses (3) and (4) of Section 5.01(a) hereof,

(1) any Restricted Subsidiary may consolidate with or merge with or into or wind up into or sell, assign, lease, convey, transfer or otherwise dispose of all or part of its properties and assets to the Issuer, and

(2) the Issuer may consolidate with or merge with or into, or wind up into an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

(c) Subject to Section 10.06 hereof, no Guarantor will, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(B) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(C) immediately after such transaction, no Default exists; and

(D) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction and such supplemental indentures, if any, comply with this Indenture; or

(2) the transaction is made in compliance with, if applicable, Section 4.10 hereof.

(d) Subject to Section 10.06 hereof, the Successor Person (if other than such Guarantor) will succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (1) merge or consolidate with or into, wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to another Guarantor or the Issuer, (2) merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof, (3) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor or (4) liquidate or dissolve or change its legal form if the Issuer determines in good faith that such action is in the best interests of the Issuer and is not materially disadvantageous to the Holders of the Notes.

SECTION 5.02. Successor Corporation Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer or a Guarantor in accordance with Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Issuer or such Guarantor, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Issuer or such Guarantor, as applicable, shall refer instead to the successor Person and not to the Issuer or such Guarantor, as applicable), and may exercise every right and power of the Issuer or such Guarantor, as applicable, under this Indenture with the same effect as if such successor Person had been named as the Issuer or a Guarantor, as applicable, herein; provided that the predecessor company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Issuer’s assets that meets the requirements of Section 5.01 hereof.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default.

An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30.0% in principal amount of the then outstanding Notes (with a copy to the Trustee) to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (1) or (2) of this Section 6.01) contained in this Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $35.0 million or more at any one time outstanding;

(5) failure by the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $35.0 million (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged, unwaived and unstayed for a period of more than 90 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) the Issuer or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) generally is not paying its debts as they become due;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuer or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders), would constitute a Significant Subsidiary), in a proceeding in which the Issuer or any such Subsidiary, that is a Significant Subsidiary (or any group of Subsidiaries that, taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders), would constitute a Significant Subsidiary), is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders), would constitute a Significant Subsidiary), or for all or substantially all of the property of the Issuer or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders), would constitute a Significant Subsidiary); or

(iii) orders the liquidation of the Issuer or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders), would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(8) the Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void in a final non-appealable judgment of a court of competent jurisdiction or any responsible officer of any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture.

SECTION 6.02. Acceleration. If any Event of Default (other than an Event of Default specified in clause (6) or (7) of Section 6.01 hereof with respect to the Issuer) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 30.0% in principal amount of the then total outstanding Notes by notice to the Issuer (and the Trustee, if given by Holders) may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal of and premium, if any, and interest shall be due and payable immediately. The Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interests of the Holders of the Notes. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) or (7) of Section 6.01 hereof with respect to the Issuer, all outstanding Notes shall be due and payable without further action or notice.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes rescind any acceleration with respect to the Notes and its consequences if such rescission would not conflict with any judgment of a court of competent jurisdiction and if all existing Events of Default (except nonpayment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder that has become due solely because of the acceleration) have been cured or waived.

In the event of any Event of Default specified in clause (4) of Section 6.01 hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured or is no longer continuing.

SECTION 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04. Waiver of Past Defaults. Subject to Section 6.02 hereof, Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences hereunder (except a continuing Default in the payment of the principal of, premium, if any, or interest on, any Note held by a non-consenting Holder or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders) (including in connection with an Asset Sale Offer or a Change of Control Offer). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05. Control by Majority. Holders of a majority in principal amount of the then total outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

SECTION 6.06. Limitation on Suits. Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 30.0% in principal amount of the total outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3) Holders of the Notes have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such written request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

SECTION 6.07. Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

SECTION 6.10. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.11. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 6.12. Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.13. Priorities. If the Trustee or any Agent collects any money pursuant to this Article VI, it shall pay out the money in the following order:

(i) to the Trustee, such Agent, their agents and attorneys for amounts due under Section 7.06 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee or such Agent and the costs and expenses of collection;

(ii) to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(iii) to the Issuer or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.13.

SECTION 6.14. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

SECTION 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, 6.04 or 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer and its Subsidiaries, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate of the Issuer or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has received actual written knowledge thereof which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) Delivery of reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(k) The permissive rights of the Trustee to take certain actions under this Indenture shall not be construed as a duty unless so specified herein.

(l) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(m) the Trustee may request that the Issuer and Guarantors deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

SECTION 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

SECTION 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Issuer.

SECTION 7.05. Notice of Defaults. If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall deliver to Holders of Notes a notice of the Default within 90 days after it occurs. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

SECTION 7.06. Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee and its officers, directors, employees, agents and any predecessor trustee and its officers, directors, employees and agents for, and hold the Trustee harmless against, any and all loss, damage, claims, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer or any of the Guarantors (including this Section 7.06) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or liability in connective with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or negligence.

The obligations of the Issuer under this Section 7.06 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

To secure the payment obligations of the Issuer and the Guarantors in this Section 7.06, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(6) or (7) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.07. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(A) the Trustee fails to comply with Section 7.09 hereof;

(B) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(C) a custodian or public officer takes charge of the Trustee or its property; or

(D) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall deliver a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Issuer’s obligations under Section 7.06 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.08. Successor Trustee by Merger, etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

SECTION 7.09. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, together with its parent, a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01. Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes and all obligations of the Guarantors with respect to the Guarantees upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.02. Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof, and to have satisfied all its other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(A) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

(B) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(C) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(D) this Section 8.02.

Subject to compliance with this Article VIII, the Issuer may exercise their option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

SECTION 8.03. Covenant Defeasance. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, and 4.16 hereof and clauses (4) and (5) of Section 5.01(a), Sections 5.01(c) and 5.01(d) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and the Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(4), 6.01(5), 6.01(6) (solely with respect to Significant Subsidiaries (or any group of Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary)), 6.01(7) (solely with respect to Significant Subsidiaries (or any group of Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary)) and 6.01(8) hereof shall not constitute Events of Default.

SECTION 8.04. Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars in an amount, U.S. dollar-denominated Government Securities with the scheduled payments of principal of and interest thereon in an amount, or a combination thereof in such amounts, as will be sufficient without consideration of any reinvestment of interest, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to pay the principal of, premium, if any, and interest due on the Notes to the stated maturity date or to the Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular Redemption Date.

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(A) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(B) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Senior Credit Facilities or any other material agreement or instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, contained in this Indenture have been complied with.

Notwithstanding the foregoing, an Opinion of Counsel required by clause (2) of this Section 8.04 need not be delivered if all of the Notes not theretofor delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

SECTION 8.05. Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06. Repayment to Issuer. Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

SECTION 8.07. Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01. Without Consent of Holders of Notes. Notwithstanding Section 9.02 hereof, the Issuer, any Guarantor (if affected by the amendment or supplement) and the Trustee may amend or supplement this Indenture and any Guarantee or Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with Section 5.01 hereof;

(4) to provide the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under this Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act, if applicable;

(8) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee hereunder pursuant to the requirements hereof;

(9) to add a Guarantor under this Indenture or release a Guarantor in accordance with the terms of this Indenture;

(10) to conform the text of this Indenture, Guarantees or the Notes to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in such “Description of Notes” section was intended to be a verbatim recitation of a provision of this Indenture, Guarantee or Notes;

(11) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided that (a) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes; or

(12) to provide for the issuance of Additional Notes in accordance with the terms of this Indenture.

The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Upon the request of the Issuer accompanied by a resolution of the board of directors of the Issuer authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall have the right, but not be obligated to, enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, an Opinion of Counsel shall not be required in connection with the addition of a Guarantor under this Indenture (other than as required by Section 4.15 hereof) upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto.

SECTION 9.02. With Consent of Holders of Notes. Except as provided below in this Section 9.02, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes and the Guarantees with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Guarantees or the Notes may be waived or modified with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), other than, in each case, Notes beneficially owned by the Issuer or its Affiliates. Section 2.08 hereof and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Issuer accompanied by a resolution of the board of directors of the Issuer authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall deliver to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder of Notes, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Note (other than provisions relating to Section 3.09, Section 4.10 and Section 4.14 hereof); provided that any amendment to the minimum notice requirement may be made with the consent of the Holders of a majority in aggregate principal amount of then outstanding Notes;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions that is materially adverse to the Holders;

(8) impair the right of any Holder to receive payment of principal of, or premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by this Indenture, modify any Guarantee of any Significant Subsidiary in any manner materially adverse to the Holders of the Notes.

SECTION 9.03. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

SECTION 9.04. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.05. Trustee to Sign Amendments, etc. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.

The Issuer may not sign an amendment, supplement or waiver until the board of directors of the Issuer approves it. In executing any amendment, supplement or waiver, the Trustee shall be entitled to receive, and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 12.02 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03 hereof). Notwithstanding the foregoing, except as required by Section 4.15 hereof, an Opinion of Counsel will not be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture.

SECTION 9.06. Payment for Consent. Neither the Issuer nor any Affiliate of the Issuer shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

SECTION 9.07. Additional Voting Terms; Calculation of Principal Amount. All Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class and no series of Notes will have the right to vote or consent as a separate series on any matter. Determinations as to whether Holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article IX and Section 2.14 hereof.

ARTICLE X

GUARANTEES

SECTION 10.01. Guarantee. Subject to this Article X, each of the Guarantors, as primary obligors and not merely sureties, hereby, jointly and severally, irrevocably and unconditionally, guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that: (a) the principal of and interest and premium, if any, on the Notes, fees, expenses and indemnification or otherwise shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by full payment of the obligations contained in the Notes and this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any nonpaying Guarantor as a result of a payment by the Guarantors in an amount equal to such nonpaying Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a general unsecured senior obligation of such Guarantor and shall rank equally in right of payment with all existing and future Senior Indebtedness of such Guarantor, if any.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 10.02. Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article X, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

SECTION 10.03. Execution and Delivery. To evidence its Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by its President, one of its Vice Presidents or one of its Assistant Vice Presidents.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15 hereof, the Issuer shall cause any newly created or acquired or other Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article X, to the extent applicable.

SECTION 10.04. Subrogation. Each Guarantor shall be subrogated to all rights of Holders of Notes against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

SECTION 10.05. Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

SECTION 10.06. Release of Guarantees. Each Guarantee by a Guarantor will provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1) (A) any sale, exchange, disposition or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor, in each case if such sale, exchange, disposition or transfer is made in compliance with the applicable provisions of this Indenture and the Guarantor is released from its guarantee, if any, of, and all pledges and security, if any, granted in connection with, the Senior Credit Facilities;

(B) the release or discharge of the guarantee by such Guarantor of Indebtedness under the Senior Credit Facilities, or the release or discharge of such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement is still a release, and that if any such guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Guarantor would then be required to provide a Guarantee pursuant to Section 4.15 hereof);

(C) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture; or

(D) the exercise by the Issuer of their Legal Defeasance option or Covenant Defeasance option in accordance with Article VIII hereof or the discharge of the Issuer’s obligations under this Indenture in accordance with the terms of this Indenture; and

(2) the Issuer delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

ARTICLE XI

SATISFACTION AND DISCHARGE

SECTION 11.01. Satisfaction and Discharge. This Indenture shall be discharged and shall cease to be of further effect as to all Notes, when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has heretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (A) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars in an amount, U.S. dollar-denominated Government Securities with the scheduled payments of principal of and interest thereon in an amount, or a combination thereof, in such amounts, as will be sufficient without consideration of any reinvestment of interest in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm (which opinion need be given only if such Government Securities have been deposited) to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(B) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith) with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(C) the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and

(D) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes to the stated maturity date or to the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive.

SECTION 11.02. Application of Trust Money. Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE XII

MISCELLANEOUS

SECTION 12.01. Notices. Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

Surgical Care Affiliates, Inc.

569 Brookwood Village, Suite 901

Birmingham, AL 35209

Fax: 205-439-4929

Attention: General Counsel

If to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

10161 Centurion Parkway

Jacksonville, FL 32256

Fax: 904-645-1972

Attention: Corporate Trust

The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

Notices given by publication or electronic delivery will be deemed given on the first date on which publication is made or electronic delivery made, and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing or transmitting.

Any notice or communication to a Holder shall be electronically delivered, mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register kept by the Registrar. Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer delivers a notice or communication to Holders, they shall deliver a copy to the Trustee and each Agent at the same time.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Issuer or a Guarantor elect to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Issuer and Guarantors agree to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

SECTION 12.02. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(A) An Officer’s Certificate of the Issuer in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.03 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(B) An Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 12.03. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) shall include:

(A) a statement that the Person making such certificate or opinion has read such covenant or condition;

(B) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(C) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(D) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

SECTION 12.04. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 12.05. No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their parent companies or subsidiaries (other than the Issuer and the Guarantors) shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.06. Governing Law. THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 12.07. Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.08. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

SECTION 12.09. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.10. Successors. All agreements of the Issuer in this Indenture and the Notes shall bind their successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.05 hereof.

SECTION 12.11. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.12. Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 12.13. Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.14. Notice Related to Certain Tax Laws. In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Law”) that a foreign financial institution, issuer, collateral agent, paying agent, Holder or other institution is or has agreed to be subject to related to this Indenture, the Issuer and the Guarantors agree (i) to provide to the Trustee sufficient information about Holders or other applicable parties and/or transactions (including any modification to the terms of such transactions) so the Trustee can determine whether it has tax related obligations under Applicable Law, (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Law, for which, except in the case of the Trustee’s gross negligence or wilful misconduct, the Trustee shall not have any liability and (iii) except in the case of gross negligence or wilful misconduct of the Trustee, to hold harmless the Trustee for any losses it may suffer due to the actions it takes to comply with such Applicable Law. The terms of this section shall survive the termination of this Indenture.

[Signatures on following page]

SURGICAL CARE AFFILIATES, INC.

By:	/s/ Richard L. Sharff, Jr.
Name:	Richard L. Sharff, Jr.
Title:	Executive Vice President, General Counsel and Secretary

Signature Page to Indenture

ASC NETWORK, LLC

NATIONAL SURGERY CENTERS, LLC

SC AFFILIATES, LLC

SCA SURGERY HOLDINGS, LLC

SUNSURGERY, LLC

SURGERY CENTER HOLDING, LLC

SURGERY CENTERS-WEST HOLDINGS, LLC

SURGICAL CARE AFFILIATES, LLC

SURGICAL HEALTH, LLC,

each as a Guarantor

By:	/s/ Richard L. Sharff, Jr.
Name:	Richard L. Sharff, Jr.
Title:	Vice President and Secretary

Signature Page to Indenture

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., AS TRUSTEE

By:	/s/ Teresa Petta
Name:	Teresa Petta
Title:	Vice President

Signature Page to Indenture

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [            ]

ISIN [            ]2

[RULE 144A] [REGULATION S] [GLOBAL] NOTE

representing up to

$250,000,000

6.00% Senior Note due 2023

No.	[$ ]]

Surgical Care Affiliates, Inc. promises to pay to              or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of                          United States Dollars] on April 1, 2023.

Interest Payment Dates: April 1 and October 1, commencing October 1, 2015

Record Dates: March 15 and September 15

[2]	144A ISIN: US86881LAA44
144A	CUSIP: 86881L AA4
Regulation S ISIN: USU86798AA06
Regulation S CUSIP: U86798 AA0

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

SURGICAL CARE AFFILIATES, INC.

By:
Name:
Title:

Signature Page to Senior Note

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:	[—]
Title:	[—]

Date:

Signature Page to Senior Note

[Back of Note]

6.00% Senior Note due 2023

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Surgical Care Affiliates, Inc., a Delaware corporation (the “Issuer”) promises to pay interest on the principal amount of this Note at a rate per annum set forth below from March 17, 2015 until maturity. The Issuer will pay interest on this Note semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2015, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuer will make each interest payment to the Holder of record of this Note at the close of business on the immediately preceding March 15 and September 15 (whether or not a Business Day) (each, a “Record Date”). Interest on this Note will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including March 17, 2015. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate then applicable to this Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate then applicable to this Note. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on this Note will accrue at the rate of 6.00% per annum.

2. METHOD OF PAYMENT. The Issuer will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the Note Register of Holders, provided that [all payments of principal, premium, if any, and interest on, this Note will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof]3 [all payments of principal, premium, if any, and interest on, this Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion)]4. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

[3]	Applicable if this Note is represented by a Global Note registered in the name of or held by DTC or its nominee on the relevant record date.
[4]	Applicable if this Note is represented by certificated notes.

3. PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

4. INDENTURE. The Issuer issued the Notes under a Senior Notes Indenture, dated as of March 17, 2015 (the “Indenture”), among Surgical Care Affiliates, Inc., the Guarantors named therein and the Trustee. This Note is one of a duly authorized issue of notes of the Issuer designated as their Senior Notes due 2023. The Issuer shall be entitled to issue Additional Notes pursuant to Sections 2.01 and 4.09 of the Indenture. The Notes issued under the Indenture shall be treated as a single class of securities under the Indenture, unless otherwise specified in the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. OPTIONAL REDEMPTION.

(a) Except as described below under clauses 5(b), 5(c) and 5(d) hereof, the Notes will not be redeemable at the Issuer’s option.

(b) At any time prior to April 1, 2018 the Issuer may redeem all or a part of the Notes, upon notice in accordance with Section 3.03 of the Indenture, at a redemption price equal to 100.0% of the principal amount of such Notes being redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to, the date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date.

(c) Until April 1, 2018, the Issuer may, at its option, redeem up to 35.0% of the aggregate principal amount of Notes issued under the Indenture at a redemption price equal to 106.000% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date, with the net cash proceeds received by the Issuer from one or more Equity Offerings; provided that (1) at least 50.0% of the sum of the aggregate principal amount of the Initial Notes and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption and (2) each such redemption occurs within 180 days of the date of closing of each such Equity Offering. Notice of any redemption upon any Equity Offering may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

(d) On and after April 1, 2018, the Issuer may redeem the Notes, in whole or in part, upon notice as described under Section 3.02 of the Indenture, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the twelve-month period beginning on April 1 of each of the years indicated below:

Year	Percentage
2018	104.500%
2019	103.000%
2020	101.500%
2021 and thereafter	100.000%

(e) Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

6. MANDATORY REDEMPTION. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. NOTICE OF REDEMPTION. Subject to Section 3.03 of the Indenture, notice of redemption will be delivered electronically or mailed by first-class mail, postage prepaid, at least 30 days but not more than 60 days before the Redemption Date (except that redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article VIII or Article XI of the Indenture) to each Holder whose Notes are to be redeemed at its registered address. No Notes of less than $2,000 can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed. On and after the Redemption Date, interest ceases to accrue on this Note or portions thereof called for redemption.

8. OFFERS TO REPURCHASE. Upon the occurrence of a Change of Control, the Issuer shall make a Change of Control Offer in accordance with Section 4.14 of the Indenture. In connection with certain Asset Sales, the Issuer shall make an Asset Sale Offer as and when provided in accordance with Sections 3.09 and 4.10 of the Indenture.

9. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are issued initially in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

10. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

11. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

12. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 30.0% in principal amount of the then outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or and its consequences under the Indenture except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes held by a non-consenting Holder. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required within ten Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default and what action the Issuer proposes to take with respect thereto.

13. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

14. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE GUARANTEES.

15. CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

Surgical Care Affiliates, Inc.

569 Brookwood Village, Suite 901

Birmingham, AL 35209

Fax: 205-439-4929

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.
Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.10             ☐ Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $            . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Surgical Care Affiliates, Inc.

569 Brookwood Village, Suite 901

Birmingham, AL 35209

Fax: 205-439-4929

Attention: General Counsel

The Bank of New York Mellon Trust Company, N.A.

10161 Centurion Parkway

Jacksonville, FL 32256

Fax: 904-615-1972

Attention: Corporate Trust

Re:	6.00% Senior Notes due 2023

Reference is hereby made to the Senior Notes Indenture, dated as of March 17, 2015 (the “Indenture”), among Surgical Care Affiliates, Inc., a Delaware corporation, the Guarantors named therein and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                     (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $            in such Note[s] or interests (the “Transfer”), to          (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT 144A GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act and (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. ☐ CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Issuer or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) ☐ CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP: 86881L AA4), or

(ii)	☐ Regulation S Global Note (CUSIP: U86798 AA0), or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP: 86881L AA4), or

(ii)	☐ Regulation S Global Note (CUSIP: U86798 AA0), or

(iii)	☐ Unrestricted Global Note ( ); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Surgical Care Affiliates, Inc.

569 Brookwood Village, Suite 901

Birmingham, AL 35209

Fax: 205-439-4929

Attention: General Counsel

The Bank of New York Mellon Trust Company, N.A.

10161 Centurion Parkway

Jacksonville, FL 32256

Fax: 904-615-1972

Attention: Corporate Trust

Re:	6.00% Senior Notes due 2023

Reference is hereby made to the Senior Notes Indenture, dated as of March 17, 2015 (the “Indenture”), among Surgical Care Affiliates, Inc., a Delaware corporation, the Guarantors named therein and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                     (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $            in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

a) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

a) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the

Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [ ] 144A Global Note [ ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and are dated                  .

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

Supplemental Indenture (this “Supplemental Indenture”), dated as of             , between             (the “Guaranteeing Subsidiary”), a subsidiary of Surgical Care Affiliates, Inc., a Delaware corporation (the “Issuer”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of Surgical Care Affiliates, Inc. and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee a Senior Notes Indenture (the “Indenture”), dated as of March 17, 2015, providing for the issuance of an unlimited aggregate principal amount of 6.00% Senior Notes due 2023 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees as follows:

(a) Along with all other Guarantors named in the Indenture (including pursuant to any supplemental indentures), as a primary obligor and not merely as a surety, to jointly and severally, irrevocably and unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(i) the principal of and interest and premium, if any, on the Notes, fees, expenses and indemnification or otherwise shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee thereunder shall be promptly paid in full, all in accordance with the terms thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors and the Guaranteeing Subsidiary shall be jointly and severally obligated to pay the same immediately. This is a guarantee of payment and not a guarantee of collection.

(b) The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer or any other Guarantor, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c) The Guaranteeing Subsidiary hereby waives: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever.

(d) This Guarantee shall not be discharged except by full payment of the obligations contained in the Notes, the Indenture and this Supplemental Indenture. The Guaranteeing Subsidiary accepts all obligations applicable to a Guarantor under the Indenture, including Article X of the Indenture (which is deemed incorporated in this Supplemental Indenture and applicable to this Guarantee). The Guaranteeing Subsidiary acknowledges that by executing this Supplemental Indenture, it will become a Guarantor under the Indenture and subject to all the terms and conditions applicable to Guarantors contained therein.

(e) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors (including the Guaranteeing Subsidiary), or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f) The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g) As between the Guaranteeing Subsidiary, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guaranteeing Subsidiary for the purpose of this Guarantee.

(h) The Guaranteeing Subsidiary shall have the right to seek contribution from any nonpaying Guarantor as a result of a payment by the Guaranteeing Subsidiary in an amount equal to such nonpaying Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP so long as the exercise of such right does not impair the rights of the Holders under this Guarantee.

(i) Pursuant to Section 10.02 of the Indenture, after giving effect to all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article X of the Indenture, this new Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guarantor under this Guarantee will not constitute a fraudulent transfer or conveyance.

(j) This Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes and Guarantee, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Note shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(k) In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(l) This Guarantee shall be a general unsecured senior obligation of such Guaranteeing Subsidiary, ranking equally in right of payment with all existing and future Senior Indebtedness of the Guaranteeing Subsidiary, if any.

(m) Each payment to be made by the Guaranteeing Subsidiary in respect of this Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(n) The Guaranteeing Subsidiary shall pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under Section 10.01 of the Indenture.

(3) Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4) Merger, Consolidation or Sale of All or Substantially All Assets.

(a) Except as otherwise provided in Section 5.01(c) of the Indenture, the Guaranteeing Subsidiary may not consolidate or merge with or into or wind up into (whether or not Guaranteeing Subsidiary is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) (A) such Guaranteeing Subsidiary is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guaranteeing Subsidiary) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Guaranteeing Subsidiary or such Person, as the case may be, being herein called the “Successor Person”);

(B) the Successor Person, if other than such Guaranteeing Subsidiary, expressly assumes all the obligations of the Guaranteeing Subsidiary under the Indenture and the Guaranteeing Subsidiary’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(C) immediately after such transaction, no Default exists; and

(D) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(ii) the transaction is made in compliance with Section 4.10 of the Indenture;

(b) Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guaranteeing Subsidiary under the Indenture and the Guaranteeing Subsidiary’s Guarantee. Notwithstanding the foregoing, such Guaranteeing Subsidiary may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer.

(5) Releases. The Guarantee of the Guaranteeing Subsidiary shall be automatically and unconditionally released and discharged, and no further action by the Guaranteeing Subsidiary, the Issuer or the Trustee is required for the release of the Guaranteeing Subsidiary’s Guarantee, upon:

(1) (A) any sale, exchange, disposition or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor, in each case if such sale, exchange, disposition or transfer is made in compliance with the applicable provisions of the Indenture and the Guarantor is released from its guarantee, if any, of, and all pledges and security, if any, granted in connection with, the Senior Credit Facilities;

(B) the release or discharge of the guarantee by such Guarantor of Indebtedness under the Senior Credit Facilities, or the release or discharge of such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement is still a release, and that if any such guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Guarantor would then be required to provide a Guarantee pursuant to Section 4.15 of the Indenture);

(C) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

(D) the exercise by the Issuer of their legal defeasance option or covenant defeasance option in accordance with Article VIII of the Indenture or the discharge of the Issuer’s obligations under the Indenture in accordance with the terms of the Indenture; and

(2) the Guaranteeing Subsidiary delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

(6) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Guaranteeing Subsidiary shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(7) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(8) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(9) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(10) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(11) Subrogation. The Guaranteeing Subsidiary shall be subrogated to all rights of Holders of Notes against the Issuer in respect of any amounts paid by the Guaranteeing Subsidiary pursuant to the provisions of Section 2 hereof and Section 10.01 of the Indenture; provided that, if an Event of Default has occurred and is continuing, the Guaranteeing Subsidiary shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under the Indenture or the Notes shall have been paid in full.

(12) Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(13) Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its Successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title: